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Exhibit 10.1

AMENDED AND RESTATED
SHARE PURCHASE AND CONTRIBUTION AGREEMENT

by and among

Paradigm Geotechnology B.V.

and

Paradigm Geotechnology Holdings B.V.

and

the Sellers as defined in this Agreement

dated as of

August 11, 2006

i

ii

iii

AMENDED AND RESTATED SHARE PURCHASE AND CONTRIBUTION AGREEMENT

        This Amended and Restated Share Purchase and Contribution Agreement, dated as of August 11, 2006, by and among Paradigm Geotechnology B.V., a private limited liability company organized and existing under the laws of The Netherlands ("Purchaser"); Paradigm Geotechnology Holdings B.V., a private limited liability company organized and existing under the laws of The Netherlands ("Fox Paine"), and the entities and natural persons whose names and addresses are set forth in Exhibit A to this Agreement (the "Initial Sellers");

        WHEREAS, the parties hereto entered into a Share Purchase and Contribution Agreement (the "Original Agreement") on July 3, 2006.

        WHEREAS, Fox Paine and Purchaser indicated to Sellers their intent to secure certain business objectives to be performed by the Company;

        WHEREAS, the parties hereto desire to amend and restate the Original Agreement in its entirety and enter into this Amended and Restated Share Purchase and Contribution Agreement (this "Agreement").

        WHEREAS, as of the date hereof, the Initial Sellers are the beneficial and record owner of 72.52% of the capital stock of Earth Decision Sciences S.A. a société anonyme organized and existing under the laws of France and with registered offices at 78 avenue du XXeme Corps, 54000 Nancy, France, registered with the Registry of Commerce and Companies of Nancy under number 410 087 159 (the "Company") and 78.67% of the capital stock of the Company after giving effect to redemption of certain bonds as provided herein;

        WHEREAS, as of the date hereof, Fox Paine owns, directly and indirectly, in excess of 95% of the issued and outstanding capital stock of the Purchaser (after giving effect to the ordinary shares issuable upon conversion of Purchaser's convertible subordinated debentures) and will cause Purchaser to perform its obligations hereunder;

        WHEREAS, some of the Initial Sellers listed in Exhibit A have granted powers of attorney to Pascal Le Melinaire and Galiléo Partners as the Sellers' Representatives;

        WHEREAS, Sellers desire to sell and contribute to Purchaser, and Purchaser desires to purchase and receive from Sellers, all of the capital stock of the Company, upon the terms and conditions set forth in this Agreement.

        Certain capitalized terms used in this Agreement have the meanings assigned to them in ARTICLE XI.

        NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE I

PURCHASE AND SALE OF SHARES

        Section 1.1 Sale and Transfer of Shares

        (a)   Subject to the terms and conditions of this Agreement, each of the Initial Sellers (other than Professor Jean-Laurent Mallet, and Mrs. Jean-Laurent Mallet, together referred to as the "Mallets") severally, but not jointly, agree to sell or contribute and transfer to Purchaser, and Purchaser agrees to purchase from the Initial Sellers, that number of shares of capital stock of the Company listed opposite such Initial Seller's name on Exhibit 1.1(a)(1), which shares (the "Initial Shares") in the aggregate, constitute 78.67% of the capital stock of the Company outstanding as of the date hereof and as of the Initial Closing Date (after giving effect to the redemption of certain bonds as provided herein). In addition, the Initial Sellers agree, to the extent possible, in accordance with the terms and conditions of the Former Shareholder Agreement, to cause the entities and natural persons whose names and addresses are set forth in Exhibit B to this Agreement (the "Drag-Along Sellers," together with the Initial Sellers, "Sellers") to transfer to Purchaser that number of shares of capital stock of the Company listed opposite such Drag-Along Seller's name on Exhibit 1.1(a)(2), which shares (the "Drag-Along Shares" and, together with the Initial Shares, the "Covered Shares") constitute 4.13% of the capital stock of the Company outstanding as of the date hereof and as of the Initial Closing Date (after giving effect to the redemption of certain bonds as provided herein), and to perform their obligations under this Agreement. Except as set forth in Section 1.1(b), the Covered Shares include all the ordinary shares, preferred shares, debt instruments convertible into ordinary or preferred shares of the Company, but excluding the outstanding Options and Warrants (collectively, the "Shares"), free and clear of all Encumbrances, as of the Initial Closing or the Subsequent Closing, as applicable. The Initial Sellers agree that they shall cause, to the extent possible, the Drag-Along Sellers to execute and deliver a joinder to this Agreement (the "Joinder to Amended and Restated Share Purchase and Contribution Agreement") substantially in the form of Exhibit C attached hereto within 30 days after the Initial Closing Date, and this Agreement shall thereupon constitute the binding obligation of the Drag-Along Sellers, enforceable against the Drag-Along Sellers in accordance with the terms hereof.

        (b)   Subject to the terms and conditions of this Agreement, the Mallets agree to sell and transfer to Purchaser, and Purchaser agrees to purchase from the Mallets, a total of three hundred and eighty-four (384) shares of capital stock of the Company, allocated among the Mallets as it will appear in the Closing Schedule (the "Mallets Sold Shares") for the same consideration offered to the Initial Sellers under this Agreement. Furthermore, on the Initial Closing Date, the Mallets shall execute and deliver to Purchaser a shareholders' agreement entered into with Purchaser, which Purchaser obligates itself to execute, in the same form as set forth in Exhibit D to this Agreement (the "Mallet Shareholders Agreement"). The Mallet Shareholders Agreement shall provide, in particular, for the mandatory conversion of all of the ordinary shares of capital stock of the Company that are owned by the Mallets (less the Mallets Sold Shares), which are identified on Exhibit 1.1(b), into non-voting preferred shares (actions de préférence sans droit de vote) of the Company (the "Company Preferred Stock") as soon as possible after the Initial Closing Date, and the terms and conditions under which such non-voting preferred shares of the Company, shall be sold and transferred to Purchaser after the Initial Closing Date, for the same consideration as the consideration offered to the other Initial Sellers under this Agreement.

        (c)   Each of the Initial Sellers whose names and addresses are set forth in Exhibit E to this Agreement (the "Initial Option and Warrant Holders") hereby agrees to execute and deliver a liquidity agreement entered into with Purchaser, as of the Initial Closing Date, in the same form as the draft liquidity agreement attached hereto as Exhibit 1.1 (c) (the "Liquidity Agreement"), which Purchaser accepts and which Purchaser obligates itself to execute. In addition, the Initial Sellers agree to cause, to the extent possible, each of the entities and natural persons whose names and addresses are set forth in Exhibit F to this Agreement (the "Other Option and Warrant Holders"; and together with the "Initial Option and Warrant Holders", the "Option and Warrant Holders") to execute and deliver a Liquidity Agreement entered into with Purchaser, within 30 business days after the Purchaser mails a Liquidity Agreement to them, and such Liquidity Agreements shall thereupon constitute the binding obligations of the Option and Warrant Holders, enforceable against the Option and Warrant Holders in accordance with the terms hereof.

        The Liquidity Agreements shall provide, in particular, for the right for each of the Option and Warrant Holders to request a loan from Purchaser in an amount equal to the aggregate exercise price of the Options and/or Warrants held by each of the Option and Warrant Holders that the Option and Warrant Holders wish to exercise and the obligation for each of the Option and Warrants Holders, immediately upon exercise of its Options and/or Warrants, to sell and transfer a number of ordinary shares of capital stock of the Company to Purchaser, for a purchase price in cash, whose amount shall be equal to the amount of the loan granted by Purchaser to such Option and Warrant Holder, such purchase price being paid through set-off (compensation) with the loan granted by Purchaser to such Option and Warrant Holder.

        Section 1.2 Purchase Price

        The aggregate consideration (the "Purchase Price") to be delivered by Purchaser for the Shares shall be the sum of (i) the Closing Amount as defined in Section 1.3 below to be allocated among Sellers in accordance with a schedule (the "Closing Schedule") to be delivered to the Purchaser by the Sellers' Representative at least one business day prior to the Initial Closing Date and (ii) the Earn-Out Amount as defined in Section 1.5 below.

        Section 1.3 Closing Amount

        (a)   The aggregate consideration to be delivered by Purchaser at the Initial Closing and Subsequent Closing (the "Closing Amount") shall comprise the Contribution Amount, as defined in Section 1.3(b) below, and the Cash Payment, as defined in Section 1.3(c) below.

        (b)   Purchaser shall issue (the "Per Share Amount") fifteen Purchaser Shares and five convertible subordinated debentures with the terms set forth in Exhibit 2.1(b)(xiii) (the "Convertible Subordinated Debentures") in exchange for each of the Initial Shares other than (i) the Sold Shares (as defined in Section 1.3(c) below) and (ii) the Reserved Shares (as defined in Section 1.5(a) below) (the "Contributed Shares"). The Per Share Amount multiplied by all of the Contributed Shares is referred to as the "Contribution Amount." The Contribution Amount shall be allocated amongst the Initial Sellers as set forth in the Closing Schedule.

        (c)   Purchaser shall purchase from the Initial Sellers as set forth in the Closing Schedule (the "Selling Initial Sellers") the Initial Shares as set forth in the Closing Schedule (the "Sold Shares") for a cash amount ("the Cash Payment") equal to the product of U.S.$183.00 multiplied by the number of the Sold Shares. The Cash Payment shall be allocated amongst the Selling Initial Sellers as set forth in the Closing Schedule, provided that the Cash Payment shall not exceed five million U.S. dollars (U.S.$5,000,000).

        Section 1.4 Payment of the Closing Amount

        (a)   At the Initial Closing, Purchaser shall:

            (i)  pay to the Selling Initial Sellers one hundred percent (100%) of the Cash Payment in exchange for the Sold Shares in accordance with the Closing Schedule; and

           (ii)  issue the Contribution Amount to the Initial Sellers in exchange for the Contributed Shares, in accordance with the Closing Schedule and in conformity with a Deed of Issuance.

        (b)   At the Subsequent Closing, Purchaser shall:

            (i)  deliver to the Drag-Along Sellers an amount per Drag-Along Share other than the Reserved Shares equal to the Per Share Amount in conformity with a Deed of Issuance.

        Section 1.5 Earn-Out

        (a)   At the Initial Closing and at the Subsequent Closing, each of the Initial Sellers and each of the Drag-Along Sellers, respectively, shall contribute to Purchaser a number of Initial Shares or Drag-Along Shares, respectively, equal to ten percent of the Initial Shares or Drag-Along Shares held by such Seller (the "Reserved Shares") in exchange for an option to purchase Purchaser Shares on the terms set forth in this Section 1.5. The amount to be paid (subject to the terms and conditions of Sections 1.5, 1.6 and 1.7), by Purchaser to the Sellers on the Earn-Out Payment Date (the "Earn-Out Amount") shall be equal to the product of the total number of the Reserved Shares multiplied by the Earn-Out Payment as provided in Section 1.5(b) below.

        (b)   Each Seller, for each Reserved Share held by such Seller, shall have an option to purchase the following amounts of Purchaser Shares and Convertible Subordinated Debentures for one euro cent (€0.01) each (the "Earn-Out Payment"):

            (i)  if the EDS 2006 Gross Revenue is equal to or more than 95% of the 2006 Gross Revenue Budget, one and a half Purchaser Shares and half a Convertible Subordinated Debenture;

           (ii)  if the EDS 2006 Gross Revenue is equal to or more than 80% of the 2006 Gross Revenue Budget and less than 95% of the 2006 Gross Revenue Budget, the product of (x) one and a half Purchaser Shares and half a Convertible Subordinated Debentures, multiplied by (y) the Earn-Out Fraction;

          (iii)  if the EDS 2006 Gross Revenue is less than 80% of the 2006 Gross Revenue Budget, zero; and

          (iv)  if more than 50% of the Purchaser Shares (calculated on a fully-diluted basis) are transferred to a third party not affiliated with Fox Paine on or before December 31, 2006, one and a half Purchaser Shares and half a Convertible Subordinated Debenture (without duplication for any amounts in the foregoing clauses (i) or (ii)).

        (c)   In the event that the convertible subordinated debentures of the Company owned by Fox Paine and its affiliates are redeemed or repurchased, the portion of the Earn-Out Payment to be paid in respect of any Covered Share in the form of Convertible Subordinated Debentures, if any, shall become the right to receive consideration equivalent to the consideration used to redeem or repurchase such convertible subordinated debentures.

        (d)   From the Initial Closing Date through December 31, 2006, Purchaser shall pay all commissionable sales employees of Purchaser and the Purchaser Subsidiaries for all products and services of the Company sold by such sales employees of Purchaser and the Purchaser Subsidiaries.

        (e)   From the Initial Closing Date through December 31, 2006, the Purchaser shall (i) cause EDS and its current subsidiaries to conduct their businesses in the same manner as heretofore conducted other than minor changes in the ordinary course of business and consistent with past practices (ii) enable Messrs Pascal Le Melinaire and Jean-Claude Dulac to spend not less than 80% of their time on the sale of EDS products and services and (ii) not require any of the Company's current sales force to sell any products and services other than those of EDS.

        (f)    In the event that the provisions of Section 1.6(d) and Section 1.6(e) hereof are breached by Purchaser, the EDS 2006 Gross Revenue shall be deemed to be equal to the 2006 Gross Revenue Budget.

        Section 1.6 Calculation of Earn-Out; Dispute

        (a)   No later than sixty (60) days after March 31, 2007, Purchaser shall prepare and deliver to the Sellers' Representatives a statement (the "Earn-Out Statement"), setting forth in reasonable detail the calculation of the Earn-Out Amount.

        (b)   Sellers' Representatives shall have sixty (60) days after the delivery of the Earn-Out Statement (the "Earn-Out Objection Period") to make any objection (the "Earn-Out Objection"). The Sellers' Representatives shall notify Purchaser in writing of any Earn-Out Objection, setting forth in reasonable detail a description of such objection and, if applicable and ascertainable, the euro amount of such objection. If the Sellers' Representatives does not object during the Earn-Out Objection Period, the Earn-Out Statement shall be conclusive and binding on the parties. If the Sellers' Representatives object during the Earn-Out Objection Period and the Sellers' Representatives and Purchaser are unable to resolve such objections within fifteen (15) days after the later of delivery (i) by the Sellers' Representatives of the Earn-Out Objection and (ii) all information reasonably requested by the Sellers' Representatives in connection with the Earn-Out Statement (which Purchaser shall reasonably promptly provide), then all disagreements shall be submitted for resolution to an internationally recognized French independent auditor with international offices designated jointly by Purchaser and by the Sellers' Representative, or failing such joint designation, by the President of the Tribunal de Commerce of Paris, at the request of either the Purchaser or the Sellers Representatives (the "Earn-Out Independent Auditor"). The Earn-Out Independent Auditor shall have up to thirty (30) days after its appointment to resolve the disputes submitted to it. The Earn-Out Statement, either as agreed to by Purchaser and the Sellers' Representatives (which shall be deemed to be the case in the event the Sellers' Representatives fail to object thereto during the Earn-Out Objection Period) or as adjusted by the Earn-Out Independent Auditor pursuant to the preceding sentence, shall be binding and final and shall be referred to as the "Final Earn-Out Statement." The fees and expenses of the Earn-Out Independent Auditor, to the extent required to be funded prior to final resolution of any dispute, shall be borne by the Purchaser. If the difference between the amount set forth in the Final Earn-Out Statement and the amount set forth in the Earn-Out Statement exceeds, or equals, US$250,000 (two hundred and fifty thousand U.S. dollars), Purchaser shall bear all of the Earn-Out Independent Auditor's fees and expenses in connection with this Section. If the difference between the amount set forth in the Final Earn-Out Statement and the amount set forth in the Earn-Out Statement does not exceed, or equal to US$250,000 (two hundred and fifty thousand U.S. dollars), the amount set forth in the Final Earn-Out Statement then shall be the amount set forth in the Earn-Out Statement and all of the Earn-Out Independent Auditor's fees and expenses in connection with this Section shall be paid by the Sellers.

        Section 1.7 Payment of The Earn-Out Amount

        (i)    No later than ten (10) Business Days after the determination of the Final Earn-Out Statement, or in the absence of an Earnout Objection Statement, within (70) Business Days from the date on which the Earn-Out Statement was issued (the "Earn-Out Payment Date"), Purchaser shall pay to the Sellers' the Earn-Out Payment due to Sellers, in accordance with the instructions provided by the Sellers' Representatives to Purchaser at least five (5) Business Days before the Earn-Out Payment Date. The Convertible Subordinated Debentures issued in accordance with this Section 1.7 shall have a principal amount of U.S.$9.15 and shall be dated as of the Initial Closing Date, with accrual of interest and other rights as of that date.

ARTICLE II

THE CLOSING

        Section 2.1 Initial Closing

        (a)   The sale, contribution and transfer of the Initial Shares by the Initial Sellers to Purchaser (the "Initial Closing") shall simultaneously take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 68 rue du Faubourg Saint-Honoré, 75008 Paris, France and at the offices of Lexence N.V., Peter van Anrooystraat 7, 1076 AD Amsterdam, the Netherlands at 10:00 a.m., as soon as all the conditions to close set forth in ARTICLE VII (other than those conditions with respect to actions the Parties shall take at the Initial Closing itself) have been satisfied and/or waived, unless another date or place is agreed to in writing by the Purchaser and the Sellers' Representatives. Subject to the provisions of ARTICLE VIII, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 2.1 will not result in the termination of this Agreement and will not relieve any Party of any of its obligations under this Agreement.

        (b)   At the Initial Closing, the Sellers' Representatives shall deliver to Purchaser:

            (i)  for each Initial Seller, a transfer order (ordre de mouvement) for the transfer to Purchaser of the Initial Shares of such Initial Seller duly executed by such Initial Seller in favor of Purchaser;

           (ii)  all statutory registers and other books and records of the Company and EDS Corp. including but not limited to the Company's comptes d'actionnaires and registre des mouvements de titres, as well as the registre des procès-verbaux d'assemblèe and the registre des procès-verbaux de réunion du directoire et du conseil de surveillance;

          (iii)  a certified copy of the notices of the Company and Company Subsidiaries duly and timely convening supervisory board and, to the extent possible, shareholder meetings on the Initial Closing Date; the agenda of which shall be to appoint new members of the Company's management board and the supervisory board and new directors and officers in each of the Company Subsidiaries whose names shall have been previously communicated with reasonable prior notice to the Seller's Representatives by Purchaser;

          (iv)  letters from the members of the management board (directoire) and the supervisory board (conseil de surveillance) of the Company, other than Mrs. Mallet, pursuant to which they resign from the management board and the supervisory board, respectively, of the Company on the Initial Closing Date;

           (v)  letters from the directors of the Company Subsidiaries pursuant to which they resign from their function as directors on the Closing Date;

          (vi)  a copy of a confirmation letter from Sellers' Representative, sent by facsimile to the Notary, that (i) the Initial Shares of such Initial Seller have been transferred and (ii) a Deed of Issuance and the Deed of Pledge may be executed;

         (vii)  a power of attorney in favor of Purchaser from each of the Initial Sellers authorizing Purchaser to terminate the Former Shareholders Agreement and all ancillary agreements relating thereto as of the Subsequent Closing Date;

        (viii)  a certified copy of the minutes of the management board of the Company, acknowledging the redemption of the Bonds, the payment of the subscription price due in respect of the redemption of the Bonds, the compilation of the capital increase and the issue of Ordinary Shares or Preferred Shares of the Company resulting from such exercises;

          (ix)  the New Shareholders' Agreement from each of the Initial Sellers;

           (x)  duly signed employment, consulting agreements of certain Sellers listed in Exhibit 2.1(b)(x) in a form to be agreed upon by the Purchaser and such Sellers;

          (xi)  executed copies of (A) the deed of pledge of the Guarantors substantially in the form attached as Exhibit 2.1(b)(xi) (the "Deed of Pledge"), with respect to 461,504 Purchaser Shares (B) the debenture pledge agreement of the Guarantors substantially in the form attached as Exhibit 2.1(b)(xii) (the "Debenture Pledge Agreement"), with respect to 153,835 Convertible Subordinated Debentures and (C) a pledge agreement of the Mallets in a form to be agreed upon between the Purchaser and the Guarantors Representative, with respect to an aggregate of 119,390 Convertible Subordinated Debentures and 358,168 Purchaser Shares (or 23,878 shares of Company Preferred Stock);

         (xii)  [INTENTIONALLY OMITTED]

        (xiii)  the debenture agreement of the Initial Sellers substantially in the form attached as Exhibit 2.1(b)(xiii); and

        (xiv)  all other previously undelivered documents required to be delivered by each of the Sellers, to Purchaser at or prior to the Closing in connection with the Transactions.

        (c)   At the Initial Closing, Purchaser shall deliver to the Sellers' Representatives:

            (i)  the Closing Amount due to the Initial Sellers; provided, that the amount of cash due to any Initial Seller in consideration of such Initial Seller's Sold Shares shall be paid to the such Initial Seller as provided in the instructions set forth in the Closing Schedule;

           (ii)  a copy of the confirmation letter of Purchaser, sent by facsimile to the Notary, that (i) the Initial Shares have been transferred and (ii) the Deed of Issuance and the Deed of Pledge may be executed;

          (iii)  the Liquidity Agreements for the Initial Sellers;

          (iv)  such other documents as are required to be delivered by Purchaser to the Initial Sellers at or prior to the Initial Closing under this Agreement;

           (v)  duly signed employment, consulting or intellectual property agreements of certain Sellers listed in Exhibit 2.1(b)(x) in a form to be mutually agreed upon by the Purchaser and such Sellers;

          (vi)  satisfactory evidence that the Contribution Amount has been issued; and

         (vii)  a form of notice necessary for the Purchaser to exercise the drag-along rights under the Former Shareholders Agreement, which will be sent promptly after the Initial Closing as provided in the Former Shareholders Agreement.

        Section 2.2 Subsequent Closing

        The sale, contribution and transfer of the Drag-Along Shares by the Drag-Along Sellers to Purchaser (the "Subsequent Closing") shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom, 68 rue du Faubourg Saint-Honoré, 75008 Paris, at 10:00 a.m. and at the offices of Lexence N.V., Peter Van Anrooystraat, 1076 AD Amsterdam; The Netherlands, as soon as possible after the Initial Closing. In view of the Subsequent Closing, Purchaser undertakes to implement the drag-along provided in the Former Shareholders Agreement.

        (a)   At the Subsequent Closing, each of the Drag-Along Sellers shall deliver to Purchaser:

            (i)  a joinder to this Agreement as a Drag-Along Seller;

           (ii)  a transfer order (ordre de mouvement) for the transfer to Purchaser of the Shares duly executed by such Drag-Along Seller in favor of Purchaser;

          (iii)  a copy of a confirmation letter from such Drag-Along Seller, sent by facsimile to the Notary, that (i) the Drag-Along Shares of such Drag-Along Seller have been transferred and (ii) the Deed of Issuance may be executed;

          (iv)  a power of attorney in favor of Purchaser authorizing Purchaser to terminate the Former Shareholders' Agreement and all ancillary agreements relating thereto as of the Subsequent Closing Date;

           (v)  the New Shareholders' Agreement from each of the Drag-Along Sellers; and

          (vi)  all other previously undelivered documents required to be delivered by each of the Drag-Along Sellers, to Purchaser at or prior to the Subsequent Closing in connection with the Transactions.

        (b)   At the Subsequent Closing, Purchaser shall deliver to each of the Drag-Along Sellers:

            (i)  the Per Share Amount due to the Drag-Along Sellers in respect of the Drag-Along Shares;

           (ii)  a copy of the confirmation letter of Purchaser, sent by facsimile to the Notary, that (i) the Drag-Along Shares have been transferred and (ii) the Deed of Issuance may be executed; and

          (iii)  such other documents as are required to be delivered by Purchaser to Sellers at or prior to the Subsequent Closing under this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF GUARANTORS

        Except as specifically set forth in the disclosure schedule (the "Guarantors Disclosure Schedule") prepared on behalf of the Guarantors and signed by the Guarantors and delivered to Purchaser simultaneously with the execution hereof, each of the Guarantors, severally, but not jointly, each in the percentage specified for it in Annex 3 attached hereto, represents and warrants to Purchaser that all of the statements contained in this ARTICLE III are true and complete as of the date of this Agreement, and will be true and complete as of the Initial Closing Date. Each exception set forth in the Guarantors Disclosure Schedule and each other response to this Agreement set forth in the Guarantors Disclosure Schedule is identified by reference to, or has been grouped under a heading referring to, a specific individual section of this Agreement and, except as otherwise specifically stated with respect to such exception, relates only to such section, provided that an exception relating to one section shall also apply to other sections to the extent that it is clearly apparent that such exception would also apply to such other sections. In the event of any inconsistency between statements in the body of this Agreement and statements in the Guarantors Disclosure Schedule (excluding exceptions expressly set forth in the Guarantors Disclosure Schedule with respect to a specifically identified representation or warranty), the statements in the body of this Agreement shall control.

        Section 3.1 [LEFT INTENTIONALLY BLANK]

        Section 3.2 [LEFT INTENTIONALLY BLANK]

        Section 3.3 [LEFT INTENTIONALLY BLANK]

        Section 3.4 [LEFT INTENTIONALLY BLANK]

        Section 3.5 [LEFT INTENTIONALLY BLANK]

        Section 3.6 Organization; Qualification of the Company

        The Company (i) is a société anonyme duly organized and validly existing under the laws of France; (ii) has full power and authority to carry on its business as it is now being conducted and to own, lease, use and operate the properties and assets it now owns, leases, uses or operates; and (iii) is duly qualified or licensed to do business as a foreign corporation in good standing in every jurisdiction in which the Company is currently doing business and in which such qualification is required, except in the case of clauses (ii) and (iii), as would not be reasonably likely to have a material adverse effect on the business of the Company and its subsidiaries taken as a whole and as currently conducted.

        Section 3.7 Capitalization

        (a)   As of the date hereof, the capitalization of the Company consists of 176,800 Class A ordinary shares, par value €2.3 each (actions ordinaires, the "Ordinary Shares"); 17,241 Class B Preferred Shares, par value €2.3 each (actions privilégiées à bon de souscription d'actions privilégiées, the "Preferred Shares"); 12,069 Class C Preferred Shares, par value €2.3 each, 12,069 Class D Preferred Shares, par value €2.3 each and 690 Class E Preferred Shares par value €2.3. In addition, as of the date hereof, the Company has outstanding 63,103 Bonds (obligations remboursables en actions privilégiées à bon de souscription d'actions privilégiées "ORAPBSAP, "the "Bonds"), 20,675 Options (options de souscription d'actions, the "Options") and 13,075 Warrants (bons de souscriptions de parts de créateurs d'entreprise, the "Warrants"). The exercise price of the Options is as set forth on Schedule 3.7(a) of the Guarantors Disclosure Schedule. The Shares have been duly authorized, are validly issued and fully paid and, as of the date hereof, are held of record by the respective Sellers as set forth in Section 3.7(a) of the Guarantors Disclosure Schedule. As of the Initial Closing Date, after the redemption of the Bonds and after exercise of certain Options and Warrants and the conversion of all Preferred Shares into Ordinary Shares, the Capitalization of the Company shall be as set forth in the Closing Schedule.

        (b)   Except as set forth above and as set forth in section 3.7(b) of the Guarantors Disclosure Schedule, (i) there are no shares of capital stock of the Company authorized, issued or outstanding, (ii) there are no securities, options, warrants, calls, pre-emptive, exchange, conversion, purchase or subscription rights, or other rights, agreements, arrangements or commitments of any kind, contingent or otherwise, that could require the Company to issue, sell or otherwise cause to become outstanding, any shares of capital stock or other equity or debt interest in the Company or require the Company to grant or enter into any such option, warrant, call, subscription, conversion, purchase or other right, agreement, arrangement or commitment, and no authorization has been given therefore, and (iii) there are no commitments or agreements of any kind to which the Company or any Company Subsidiary is bound obligating the Company to accelerate the vesting or exercisability of any instrument referred to in clause (ii) of this paragraph as a result of the Transactions, either alone or upon the occurrence of any additional subsequent events.

        (c)   Except as set forth in Section 3.7(c) of the Guarantors Disclosure Schedule, there are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect regarding the governance, the voting or transfer of any shares of capital stock or any other equity interests in, or any rights or obligations of any equity holders of the Company. True and complete copies of any and all agreements providing for any such rights are attached in Section 3.7(c) of the Guarantors Disclosure Schedule.

        Section 3.8 Subsidiaries and Affiliates

        (a)   Set forth on Section 3.8(a) of the Guarantors Disclosure Schedule is a complete and correct list of all Company Subsidiaries, indicating the name, the jurisdiction of organization, the capitalization, and the shareholders (with the number of shares of capital stock (or other equity securities) owned by such shareholders) of each Company Subsidiary.

        (b)   Each Company Subsidiary (i) is duly organized and validly existing under the laws of the jurisdiction of its organization; (ii) has full power and authority to carry on its business as it is now being conducted and to own, lease, use and operate the properties and assets it now owns, leases, uses and operates; and (iii) is duly qualified or licensed to do business as a foreign corporation in good standing in every jurisdiction in which such qualification is required as set forth in Section 3.3(b) of the Guarantors Disclosure Schedule, except in each case, as would not be reasonably likely to have a material adverse effect on the business of the Company and its Subsidiaries taken as a whole and as currently conducted.

        (c)   All of the shares of capital stock of each Company Subsidiary have been duly authorized, are validly issued, fully paid and non-assessable. As of the date hereof, all of the shares of capital stock of each Company Subsidiary are owned, free and clear of any Encumbrance, by the Company or by another Company Subsidiary.

        (d)   There are no securities, options, warrants, calls, preemptive, exchange, conversion, purchase or subscription rights, or other rights, agreements, arrangements or commitments of any kind, contingent or otherwise, that could require a Company Subsidiary to issue, sell or otherwise cause to become outstanding, any shares of capital stock or other equity or debt interest in the Company Subsidiary or require a Company Subsidiary to grant or enter into any such option, warrant, call, subscription, conversion, purchase or other right, agreement, arrangement or commitment, and no authorization has been given therefore.

        (e)   There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect regarding the governance, the voting or transfer of any shares of capital stock or any other equity interests in, or any rights or obligations of any equity holders of, any of the Company Subsidiaries.

        (f)    None of the Company and the Company Subsidiaries own, directly or indirectly, any capital stock or other equity securities of any corporation or have any direct or indirect interest or investment (whether equity or debt) in any other Person (other than the Company Subsidiaries and/or publicly traded securities constituting less than two percent of the outstanding equity of the issuing entity).

        Section 3.9 Consents and Approvals; No Violations

        Except as disclosed in Section 3.9 of the Guarantors' Disclosure Schedule, neither the execution, delivery and performance of this Agreement by any Seller, nor the consummation of the Transactions or compliance by the Company with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the certificate of incorporation, the by-laws or similar organizational documents of the Company or any Company Subsidiary, (ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity or other Person (including consents from parties to loans, contracts, leases and other agreements to which the Company or any Company Subsidiary is a party), (iii) require any consent, approval or notice under, or result in a violation or breach of, or constitute (with or without due notice or the passage of time or both) a default (or give rise to any right of termination, amendment, cancellation, acceleration, increase of payments) under, or result in the loss of a benefit or the creation of any Encumbrance on any property or asset of the Company or any Company Subsidiary, under, any of the terms, conditions or provisions of any Contract, or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, any Company Subsidiary or any of their properties or assets.

        Section 3.10 Books and Records

        (a)   The Guarantors have delivered to Purchaser correct and complete copies of the certificates of incorporation and the by-laws as well as of any other constituent or governing document of each of the Company and Company Subsidiaries (as amended to date). To the Knowledge of Guarantors, neither the Company nor any of Company Subsidiaries is in default under or in violation of any provision of its certificate of incorporation by-laws or other constituent or governing document applicable to it.

        (b)   The books of account, minute books, stock record books and other records of the Company and the Company Subsidiaries are complete and correct in all material respects and have been maintained in accordance with sound business practices and proper internal controls. The minute books of the Company contain accurate and complete records of all meetings of, and corporate actions taken by, the shareholders of the Company, the Board and all committees of the Board, and no meeting of the Company shareholders, the Board or such committees has been held for which minutes have not been prepared and are not contained in such minute books. To the Knowledge of Guarantors, the corporate bodies of the Company and each of Company Subsidiaries operate in accordance with all Requirements of Law. The True and complete copies of the minute books of the Company since January 1, 2003 are listed in Section 3.10(b) at the Guarantors Disclosure Schedule and Company Subsidiaries have been provided to Purchaser prior to the date hereof.

        (c)   Section 3.10(c) of the Guarantors Disclosure Schedule lists the directors and officers of each of the Company and Company Subsidiaries.

        Section 3.11 Company Financial Statements

        (a)   Set forth in Section 3.11(a)(i) of the Guarantors Disclosure Schedule are true and complete copies of (i) the balance sheet of each of the Company and Company Subsidiaries as of December 31, 2004 and December 31, 2005, and the related profits and loss statements for the fiscal year ending on such dates, as well as all existing annexes and notes thereto and (ii) the audited balance sheets of each of the Company and EDS Corp. as of December 31, 2005, and the related statements of income, changes in shareholders' equity and cash flow for the fiscal year ending on such date, as well as all annexes and notes thereto, together with, for each of the accounts set forth in (ii) above, the reports thereon from the independent statutory auditors (commissaires aux comptes) or the certified public accountants (the accounts for the Company and EDS Corp. being hereinafter referred to as the "Company Financial Statements").

        (b)   The Company Financial Statements (i) have been prepared from, are in accordance with, and accurately reflect, the books of account and other financial records of the Company and EDS Corp., (ii) are true and correct (réguliers et sincères) and fairly present (donnent une image fldèle et sincère) of the financial position and the results of operations and cash flows (and changes in financial position, if any) of the Company and EDS Corp. at the dates and for the periods to which they relate, (iii) have been prepared in accordance with French GAAP for the Company and U.S. GAAP for EDS Corp. respectively, consistently applied throughout the periods presented in the Company Financial Statements, and (iv) reflect all liabilities (whether absolute, accrued, contingent or otherwise) of the Company and EDS Corp. required to be recorded thereon or in the annexes or notes thereto in accordance with French GAAP or U.S. GAAP as applicable as at the respective dates thereof.

        (c)   Set forth in Section 3.11(c) of the Guarantors Disclosure Schedule are true and complete copies of the unaudited consolidated balance sheet of the Company as of March 31, 2006 (the "March 31 Balance Sheet") and the related profits and loss statements for the quarter ending on such date (together with the March 31 Balance Sheet, the "March 31 Financial Statements"). The March 31 Financial Statements were prepared as management accounts, for internal use, but were prepared using the same accounting methods and principles as those used to prepare the financial statements of the Company included in the Company Financial Statements. The March 31 Financial Statements were prepared in accordance with French GAAP, except that certain transactions may not be reflected in the March 31 Financial Statements, which transactions, if not accurately taken into account in accordance with French GAAP would not be likely in the aggregate to have a material adverse impact on the truthfulness, correctness, accuracy and the fair presentation of financial position and the results of operations and cash flow of the Company in the March 31 Financial Statement and except that there is a risk that the U.S. $4,016,000 paid by Roseneft to the Company, might be characterized as second quarter revenues, notwithstanding this inclusion in the March 31 Financial Statements. Set forth in Section 3.11(c) of the Guarantors Disclosure Schedule are true and complete copies of the unaudited balance sheet of EDS Corp. as of March 31, 2006 and the related statement of operations and statement of cashflows for the quarter ending on such date (collectively, the "EDS Corp. March 31 Financial Statements"). The March 31 Financial Statements were prepared as management accounts, for internal use, but fairly present, in all material respects, the financial position of EDS Corp. as of the dates thereof and the statements of operations, and cash flows for the periods set forth therein and have been prepared in accordance with U.S. GAAP applied on a basis consistent with the basis used in preparing the EDS Corp. financial statements included in the Company Financial Statements throughout the periods involved (subject, where appropriate, to normal period-end adjustments that would not be material in amount or effect).

        (d)   Except as set forth in Section 3.11(d) of the Guarantors Disclosure Schedule, the statements of income, changes in shareholders' equity and cash flows included in the Company Financial Statements do not reflect the operations of any entity or business that will not constitute a part of the business and operations of the Company and EDS Corp. at the Closing.

        (e)   The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management's general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with French GAAP and U.S. GAAP, when applicable, and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate actions are taken with respect to any differences, when requested by applicable accounting principles. Since January 1, 2004, there are no, nor have there been, material evidence of any significant breaches or violations of internal accounting control systems or procedures or fraud, or allegations of fraud, committed by an officer of the Company or other persons in a financial control or management position.

        (f)    Neither the Company nor any of Company Subsidiaries: (i) has suspended its payments or is unable or deemed to be unable to pay its debts as they become due, (ii) has initiated a safeguarding procedure (procédure de sauve-garde) (ii) has made an amicable settlement with its creditors (règlement amiable) or entered into any moratorium or other arrangement with its creditors generally, (iii) is in judicial reorganization (redressement judiciaire)or judicial liquidation (liquidation judiciaire), (iv) has been the object of any proceedings for the reorganization or collective discharge of its liabilities under the laws of any jurisdiction, (v) has filed any motion, request or petition of bankruptcy, reorganization, suspension of lawsuits or claims by its creditors or the equivalent thereof, or (vi) is under the threat of any such proceedings. Neither the Company nor any of Company Subsidiaries are under voluntary liquidation or winding-up or cease or propose to cease to carry on all or a substantial part of their respective businesses.

        Section 3.12 No Undisclosed Liabilities

        Except as set forth in Section 3.12 of the Guarantors Disclosure Schedule, and except as mentioned in Section 3.17 of the Guarantors Disclosure Schedule and Sections 3.20 and 3.22 hereafter and in the related sections of the Guarantors Disclosure Schedule, neither the Company nor any of Company Subsidiaries has any material liability or obligation of any nature (whether known or unknown and whether absolute, accrued, contingent or otherwise), except (i) as disclosed in the Company Financial Statements and (ii) for liabilities and obligations incurred in the ordinary course of business and consistent with past practice since December 31, 2005 (the "Company Balance Sheet Date"). Except as regards potential liabilities mentioned in Section 3.12 of the Managers Disclosure Schedule and Sections 3.20 and 3.22 hereafter and in the related sections of the Guarantors Disclosure Schedule, and except, as set forth in Section 3.12 of the Guarantors Disclosure Schedule, the reserves reflected in the Company Financial Statements under French and U.S. GAAP are adequate, appropriate and reasonable and have been calculated in a consistent manner.

        Section 3.13 Absence of Certain Changes

        Since the Company Balance Sheet Date, (i) the Company and each of Company Subsidiaries have conducted their respective businesses in a prudent manner (en bon père de famille), in the ordinary course of business and consistent with past practice and (ii) there has not occurred any material adverse change (or any development that, insofar as reasonably can be foreseen, is reasonably like to result in any material adverse change) in the financial condition, assets, liabilities, businesses, results of operations or prospects of the Company and Company Subsidiaries, except as disclosed in Sections 3.15 and 3.17 and the related sections of the Guarantors Disclosure Schedule.

        Section 3.14 Accounts Receivable

        At the Company Balance Sheet Date and at March 31, 2006, and excluding inter-company revenues between the Company and its subsidiaries, all accounts receivable of the Company and each of Company Subsidiaries, whether reflected in the Company Balance Sheet, the March 31 Balance Sheet or otherwise, represent sales actually made or services actually performed in the ordinary course of business and are current and, to the Knowledge of Guarantors, collectible net of the reserves shown on the Company Balance Sheet for such accounts receivables (as adjusted to reflect the ordinary course of business through the Initial Closing Date in accordance with past custom and practices). Subject to such reserves, each such account receivable either has been collected in full or will be collected in full, without any set-off or counterclaims, within 365 days after the day on which it became due and payable. Except as disclosed in Section 3.14 of the Guarantors Disclosure Schedule, all allowances, rebates and discounts to customers of the Company and Company Subsidiaries are reflected on the books of the Company and Company Subsidiaries. The aggregate amount of reserves for uncollectible accounts receivable and allowances, rebates and discounts to customers, as reflected on the books of the Company and Company Subsidiaries, does not exceed five (5) percent of the accounts receivable of the Company and Company Subsidiaries.

        Section 3.15 Assets

        (a)   Subject to information mentioned in Section 3.15(a) to the Guarantors Disclosure Schedule, the Company and Company Subsidiaries own, lease or otherwise have full and legally enforceable rights to use, all the assets (real or personal, tangible or intangible) necessary for the conduct of, or otherwise material to their respective businesses and operations as presently conducted or proposed to be conducted (the "Company Assets").

        (b)   Subject to information mentioned in Section 3.15(b) of the Guarantors Disclosure Schedule, the Company and Company Subsidiaries have good, valid and marketable title to, or in the case of leased assets a valid leasehold interest in all the Company Assets and all other assets (real or personal, tangible or intangible) that they purport to own, including those reflected in the Company Financial Statements or acquired since the Company Balance Sheet Date (other than those disposed of in the ordinary course of business), in each case free and clear of all Encumbrances other than Encumbrances granted for the financing of such assets or that would not, individually or in the aggregate, detract from the values of such assets or interfere with the use of such assets or the conduct of the business and operations of the Company or any of Company Subsidiaries.

        (c)   Subject to normal wear and tear, all of the Company Assets are in good working condition with no known material Defect and are adequate for the uses to which they are being put. None of such Company Assets is in need of maintenance or repair, except ordinary, routine maintenance and repairs which are not material in nature or cost. With respect to each item of such Company Assets, neither the Company nor any of Company Subsidiaries have received any notification that they are in violation of any applicable regulation and, to the Knowledge of Guarantors, no such violation exists.

        (d)   Set forth on Section 3.15(d) of the Guarantors Disclosure Schedule is a complete and correct list of all real property leases, subleases and occupancy agreements pursuant to which the Company or a Company Subsidiary uses or occupies any real property in connection with, necessary for the conduct of, or otherwise material to, its business and operations.

        Section 3.16 Environmental Matters

        (a)   Each of the Company and Company Subsidiaries (and their respective predecessors) is and at all times has been in full compliance with all Environmental Laws, except in each case, as would not be reasonably likely to have a material adverse effect on the business of the Company and the Company Subsidiaries taken as a whole and as currently conducted. Such compliance includes, but is not limited to, the possession by the Company and each of Company Subsidiaries of all permits and other authorizations by Governmental Entities required under all applicable Environmental Laws, and compliance with the terms and conditions thereof, except in each case, as would not be reasonably likely to have a material adverse effect on the business of the Company and the Company Subsidiaries taken as a whole and as currently conducted.

        (b)   To the Knowledge of Guarantors, neither the Company nor any of Company Subsidiaries has received any communication (written or oral), whether from a Governmental Entity or any Person, that alleges that the Company or any of Company Subsidiaries is not in full compliance with any Environmental Laws, and there are no circumstances that may prevent or interfere with such full compliance in the future.

        (c)   To the Knowledge of Guarantors, there is no significant Environmental Claim by any Person that is pending or threatened against the Company or any of Company Subsidiaries, or against any Person whose liability for any Environmental Claim the Company or any of Company Subsidiaries has retained or assumed either contractually or by operation of law and there are no past or present actions, activities, circumstances, conditions, events or incidents, including the release, emission, discharge, presence or disposal of any Materials of Environmental Concern, that could form the basis of any significant Environmental Claim against the Company or any of Company Subsidiaries or against any Person whose liability for any Environmental Claim the Company or any of Company Subsidiaries has retained or assumed either contractually or by operation of law.

        (d)   To the Knowledge of Guarantors, none of the employees or other personnel of the Company or any of Company Subsidiaries have been exposed to, or have come into contact with, any pollutants, chemicals or industrial, toxic or hazardous substances or wastes due to his/her employment duties with the Company or any of Company Subsidiaries, that would result in any significant liability or obligation on the part of the Company or any of Company Subsidiaries.

        Section 3.17 Material Contracts

        (a)   Section 3.17(a) of the Guarantors Disclosure Schedule sets forth a true and complete list of, and Guarantors have made available to Purchaser true and complete copies of each of the following type of Contracts to which the Company or Company Subsidiaries is a party (each a "Material Contract") except for those of the Contracts which are related to IP matters listed in Section 3.20 of the Guarantors Disclosure Schedule and except for intercompany contracts:

            (i)  Material contracts relating to the ownership, development or use of the software or know-how used by the Company or any of Company Subsidiaries, except as regards standard software available for on standard terms (such as compilators, maintenance software; office; etc...);

           (ii)  Contracts relating to research and development projects in which the Company or any of Company Subsidiaries is involved and pursuant to which any of the Company or Company Subsidiaries is obligated to pay amounts in excess of fifty thousand euros (€50,000) per twelve-month period;

          (iii)  Except for Contracts otherwise disclosed in Section 3.17 of the Disclosure Guarantor Schedule Contracts that were not entered into in the ordinary course of business or pursuant to which the Company or Company Subsidiaries is obligated to pay amounts in excess of two hundred thousand dollars ($200,000) per twelve-month period;

          (iv)  Contracts that involve performance of services (excluding maintenance) or delivery of goods by either the Company or any of Company Subsidiaries of an amount or value in excess of two hundred fifty thousand dollars ($250,000) per twelve-month period;

           (v)  Except for contracts otherwise disclosed in Section 3.17 of the Disclosure Guarantor Schedules, contracts entered into over the last twelve months with (a) significant suppliers and partners, and (b) suppliers and partners that contain (1) exclusivity provisions and/or (2) price discounts in excess of the greater of (i) two hundred fifty thousand dollars ($250,000) or (ii) 25%;

          (vi)  Contracts with resellers or agents;

         (vii)  Contracts concerning a partnership or a joint-venture in the corporate sense;

        (viii)  Contracts excluding resellers or agents or employees;

          (ix)  Loan agreements, indentures, letters of credit, mortgages, security agreements, pledge agreements, deeds of trust, bonds, notes, guarantees and other agreements and instruments relating to the borrowing of money or obtaining of or extension of credit pursuant to which the Company or any of Company Subsidiaries is an obligor or guarantor, other than intercompany loans solely amongst the Company and the Company Subsidiaries;

           (x)  Agreements and instruments pursuant to which the Company or any of Company Subsidiaries has received or is entitled to receive a subsidy or other form of financial assistance;

          (xi)  Material licenses, licensing arrangements, and other Contracts providing in whole or in part for the use of, or limiting the use of, any Intellectual Property;

         (xii)  Contracts for the employment of any individual on a full-time, part-time, consulting or other basis providing fixed annual compensation in excess of one hundred thousand euros (€100,000) (or foreign equivalent) or providing severance benefits;

        (xiii)  Collective bargaining agreements with labor unions that relate to employees of the Company or Company Subsidiaries;

        (xiv)  In addition to the Options and Warrants, any profit-sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance or other material plan or arrangement for the benefit of the Company or Company Subsidiaries' current or former directors, officers or employees;

         (xv)  Contracts entered into by the Company or any of Company Subsidiaries with any director, manager, seller or Affiliate of any Seller (excluding employment agreements and the Intellectual Property-related contracts described in Section 3.20 of the Guarantors Disclosure Schedule;

        (xvi)  Contracts that contain a provision or covenant materially prohibiting, impairing, limiting or restricting, or purporting to materially prohibit, impair, limit or restrict, the ability of the Company or any of Company Subsidiaries to (i) sell or license any products or services of or to any other person in any material respect, (ii) engage in any line of business, or (iii) compete with or obtain products or services from any person or limit the ability of any person to provide products or services to the Company or any of Company Subsidiaries;

       (xvii)  Contracts (other than customer contracts and office rental) which are material to the Company or Company Subsidiaries and which cannot be terminated, either at all or without payment of a fee in excess of €50,000, by the Company or the Company Subsidiaries, as the case may be, with less than six (6) months advance notice;

      (xviii)  Contracts under which either the Company or Company Subsidiaries would be responsible for consequential damages;

        (xix)  Contracts pursuant to which the Company or a Company Subsidiary has obligations or liabilities as guarantor, co-signer, endorser or otherwise in respect of the obligations of any Person;

         (xx)  Contracts granting any Person any rights of first refusal, rights of first offer, preemptive rights, or similar rights;

        (xxi)  Contracts under which the consummation of the Transactions would constitute a breach or a default or an event of acceleration or would give the other contracting party the right to terminate, accelerate, renegotiate or amend such contract;

       (xxii)  Settlement agreements, consent orders and similar agreements under which the Company or any of Company Subsidiaries has ongoing obligations;

      (xxiii)  Powers of attorney currently effective and outstanding within the Company and any of Company Subsidiaries;

        Neither the Company nor any of Company Subsidiaries has entered into any other agreement, oral or written, the purpose or the effect of which would be identical or similar to those listed above and which would not have been disclosed in Section 3.17(a) of the Guarantors Disclosure Schedule.

        (b)   Except as set forth in Section 3.17 of the Guarantors Disclosure Schedule, each Material Contract is (i) valid, binding, enforceable and is in full force and effect and will continue to be valid, binding, enforceable and in full force and effect on identical terms following the consummation of the Transactions in accordance with their terms and for the duration specified therein, (ii) has been entered into in writing, (iii) does not contain a change of control provision, and (iv) neither Guarantors nor the Company have any reason to believe that the other party will terminate the Material Contract because of the Transactions.

        (c)   In addition, each Material Contract containing service level agreements, (i) under which the Company or Company Subsidiaries purchase services contains all required, sufficient and necessary provisions to ensure the continued conduct of, and for the purposes of, the Companies or Company Subsidiaries' businesses; or (ii) pursuant to which the Company or Company Subsidiaries provide services to third parties, do not contain provisions imposing on the Company or Company Subsidiaries any obligation or liability exceeding generally accepted industry standards.

        (d)   Neither the Company nor any of Company Subsidiaries, or any other party thereto, is in breach of or default under, any Material Contract, and no event has occurred and to the Knowledge of Guarantors, no condition exists which, with the lapse of time, the giving of notice, or both, or the occurrence of any further event or condition, would become a default of a provision under any Material Contract. Neither the Company nor any of Company Subsidiaries has released or waived any material right or benefit under any Material Contract and any material amendments or modifications have been disclosed.

        (e)   Except for the Material Contracts set forth in Section 3.17(e) of the Guarantors Disclosure Schedule, none of the Material Contracts contains any "most-favored nation" or similar provision.

        (f)    The agreement, dated December 1, 2004, between the Company and Aelios Finance has been terminated without any penalty, termination payment or premium of any kind.

        Section 3.18 Customers

        Set forth in Section 3.18 of the Guarantors Disclosure Schedule is a complete and correct list of the ten (10) largest customers of the Company and Company Subsidiaries based on the revenue earned by the Company or Company Subsidiaries by providing services to such customers during the 2005 fiscal year, together with a list, and the revenue earned by providing services to, such customer during such twelve (12)-month period. Except as regards the OXY client, since December 31, 2005, there has not been any material adverse change in the business relationships of the Company or any Company Subsidiary with any significant customer, and neither the Company nor any of Company Subsidiaries has received any notice, or has reason to believe, that there would be a material adverse change in its relations with any customer as a result of the acquisition of the Company by Purchaser.

        Section 3.19 Suppliers

        Set forth on Section 3.19 of the Guarantors Disclosure Schedule is a complete and correct list of the ten (10) largest suppliers, including, in particular without limitation, any hardware, software and IT services supplier, of the Company and Company Subsidiaries based on the aggregate value of products, licenses, merchandise, raw materials and other goods and services ordered by the Company and Company Subsidiaries from such suppliers during the 2005 fiscal year, together with a list, and the aggregate value, of the goods, licenses, products and services supplied by each supplier during such twelve (12)-month period. Since December 31, 2005, there has not been any material adverse change in the business relationships of the Company or any Company Subsidiary with any significant supplier, and neither the Company nor any Company Subsidiary has received any notice, or has any reason to believe, that there would be a material adverse change in its relations with any supplier as a result of the acquisition of the Company by Purchaser.

        Section 3.20 Intellectual Property

        (a)   The Company and Company Subsidiaries own all rights, title and interest in and to Ingrid free and clear of any Encumbrances.

        (b)   The Company and Company Subsidiaries own all rights, title and interest in and to the trademarks as described in Schedule 3.20(b) of the Guarantors Disclosure Schedule, free and clear of any Encumbrances.

        (c)   The Company and Company Subsidiaries own all rights, title and interest in and to the domain name as described in Schedule 3.20(c) of the Guarantors Disclosure Schedule, free and clear of any Encumbrances.

        (d)   The DSI Patent License is (i) valid, binding, enforceable and is in full force and effect and will continue to be valid, binding, enforceable and in full force and effect on identical terms as set forth in Schedule 3.20(d) of the Guarantors Disclosure Schedule (which reference is not an exception to the DSI Patent License continuing to be valid, binding, enforceable and in full force and effect following the consummation of the Transactions), following the consummation of the Transactions, and (ii) there is no reason to believe that the other parties will terminate the DSI License because of the Transaction.

        (e)   The Company and Company Subsidiaries own all rights, title and interest in and to the GOCAD Software, except for the licenses set forth in Schedule 3.20(e) of the Guarantors Disclosure Schedule.

        (f)    The GOCAD Software developed by ASGA is a collective work, and was validly and completely transferred by ASGA to the Company, subject to the licenses set forth in Schedule 3.20(1) of the Guarantors Disclosure Schedule. For the avoidance of doubt, "developed by ASGA" means the development of the software prior to the transfer by ASGA to the Company and the Company has good and valid title to all developments of the GOCAD Software after its transfer to the Company by ASGA.

        (g)   Neither the Company nor the Company Subsidiaries nor, to the Knowledge of the Guarantors, any other party thereto, are in breach of, or default under, any of the agreements or licenses set forth in this Section 3.20 and the related sections of the Guarantors Disclosure Schedule, except as would not be reasonably likely, in the aggregate, to have a material adverse effect on the Company and the Company Subsidiaries, taken as a whole, and, no event has occurred and to the Knowledge of the Guarantors, no condition exists which, with the lapse of time, the giving of notice, or both, or the occurrence of any further event or condition, would become a default of a provision under any of the agreements set forth in this Section 3.20 and the related sections of the Guarantors Disclosure Schedule. Neither the Company nor any of the Company Subsidiaries has released or waived any material right or benefit under any intellectual property rights in, or to, Ingrid, the GOCAD Software or the licensee rights set forth in the DSI License and the related sections of the Guarantors Disclosure Schedules.

        (h)   Except as set forth in Schedule 3.20(h) of the Guarantors Disclosure Schedule, the Company and the Company Subsidiaries own or otherwise have all Intellectual Property rights needed to conduct the business of the Company and the Company Subsidiaries as currently conducted without infringing the rights of any third parties.

        (i)    To the best Knowledge of the Guarantors, except as set forth in Section 3.20(i)(a) of the Guarantors Disclosure Schedule, the Company and the Company Subsidiaries have good and valid title and ownership or valid license enforceable and in full force and effect to all patents, trademarks, service marks, trade names, domain names, copyrights, trade secrets, information, proprietary rights, software, know how source-code and processes necessary for its business. To the Knowledge of the Guarantors, there is no violation or infringement of, or other conflict or alleged conflict (except as to alleged conflicts disclosed in Section 3.20(i)(b) of the Purchaser's Disclosure Schedule) with, the rights of others. Schedule 3.20(i)(c) of the Guarantors Disclosure Schedule contains a complete list of patents and pending patent applications and registrations and applications for trademarks, of the Company and the Company Subsidiaries.

        Section 3.21 Labor and Employee Matters

        (a)   The employees of the Company and Company Subsidiaries, along with details of their status, age, seniority, base salary, variable remuneration scheme, benefits in kind, type of contract (fixed-term, indefinite term, part-time, full time), are listed in Section 3.21(a) of the Guarantors Disclosure Schedule.

        (b)   True and complete copies of the employment contracts of the ten (10) highest paid key executives of the Company and Company Subsidiaries have been provided to the Purchaser prior to the date hereof.

        (c)   Except for the employment contracts which represent gross annual fixed wages in excess of €100,000, of which true and complete copies are attached in Section 3.21(b) of the Guarantors Disclosure Schedule, the employment contracts of all employees of the Company or Company Subsidiaries conform with the standard employment of the Company of which a true and complete copy is attached in Section 3.21(b) of the Guarantors Disclosure Schedule.

        (d)   No executive key employee or group of employees has notified its decision to terminate employment with either the Company or any of Company Subsidiaries as a result of the Transactions or otherwise, and, to the Knowledge of Guarantors, no such employee or group of employees has any such plans.

        (e)   Except as set for in Section 3.21(d) of the Guarantors Disclosure Schedule, to the Knowledge of Guarantors, there are no complaints, lawsuits or other proceedings pending or threatened in any forum by or on behalf of any present or former employee or group of employees of the Company or any of Company Subsidiaries or by or on behalf of any union, union representatives, works council, or employee delegate, alleging breach of any employment contract, any laws or contractual arrangements governing employment or the termination thereof, or other discriminatory, wrongful or tortuous conduct in connection with the employment relationship, except in each case, as would not be reasonably likely to have a material adverse effect on the business of the Company and the Company Subsidiaries taken as a whole and as currently conducted.

        (f)    Except as stated in Section 3.21(f) of the Guarantors Disclosure Schedule, no employment or other contract has been concluded with any current or former employee or director of the Company or of any of Company Subsidiaries which contains provisions of an exceptional and significant nature, including, but not limited to, dismissal indemnities exceeding those provided by the applicable collective convention or provisions granting the beneficiary exceptional specific advantages including special employee benefits.

        (g)   All pension and employee plans (collectively, the "Employee Plans") in which the Company or any of Company Subsidiaries participate are listed in Section 3.21(g) of the Guarantors Disclosure Schedule. To the Knowledge of Guarantors, there are no unpaid amounts due or lack in depreciations in respect of any Employee Plans in which the Company and the Company Subsidiaries participate. All liabilities and contingent liabilities with regards to such Employee Plans as at the Company Balance Sheet Date have been properly accounted for in the Company Financial Statements in conformity with French GAAP and US GAAP when applicable.

        (h)   To the Knowledge of Guarantors, the Company and Company Subsidiaries comply in all material respects with all applicable labor and employee health and safety laws, rules and regulations, including, without limitation, any provision thereof relating to wages, working time, collective bargaining agreements, employee health, safety and welfare, and the payment of social security and similar taxes, and with all orders from any Governmental Entity relating to labor and employee health and safety matters applicable to them, except in each case, as would not be reasonably likely to have a material adverse effect on the business of the Company and its Subsidiaries taken as a whole and as currently conducted. Neither the Company nor any of Company Subsidiaries is subject to any specific material proceedings by any applicable Governmental Entity with respect to failures to comply with labor law, rules and regulations, except in each case, as would not be reasonably likely to have a material adverse effect on the business of the Company and its Subsidiaries taken as a whole and as currently conducted.

        (i)    Except as set forth in Section 3.21(i) of the Guarantors Disclosure Schedule, neither the Company nor any of Company Subsidiaries is a party to or bound by any collective bargaining or similar agreement with any labor organization or work rules or practices agreed to with any labor organization or employee association applicable to employees of the Company or any of Company Subsidiaries and no collective bargaining agreement which is binding on the Company or any of Company Subsidiaries restricts any of them from relocating or closing any of their operations.

        (j)    There is no labor strike, dispute, corporate campaign, slowdown, stoppage or lockout actually pending, or, to the Knowledge of Guarantors, threatened against or affecting the Company or any of Company Subsidiaries and during the past five (5) years there has not been any such action.

        (k)   All collective bargaining agreements and Employee Plans have been entered into in accordance with applicable Laws and all Employee Plans have been entered into in accordance with applicable collective bargaining agreements.

        (l)    Except as disclosed in Schedule 3.22 of the Guarantors Disclosure Schedule, The Company has never employed more than 50 employees on as annual average basis and therefore is not in breach with participation scheme obligations or work council regulation.

        (m)  Except as disclosed in Schedule 3.22 of the Guarantors Disclosure Schedule. None of the Company and Company Subsidiaries or employers of the Company or Company Subsidiaries has breached or otherwise failed to comply with any material provisions of the collective bargaining agreements or any employment agreements or arrangements, and there are no material grievances pending or, to the Knowledge of Guarantors, threatened, against these companies under any such agreements or arrangements;

        Section 3.22 Litigation

        (a)   Except as set forth in Section 3.22(a) of the Guarantors Disclosure Schedule, to the Knowledge of Guarantors, there is no injunction, or material action, claim, complaint, suit, inquiry, proceeding or investigation by or before any court or Governmental Entity pending or threatened against or involving the Company or any of Company Subsidiaries, or any injunction, action, claim, complaint, suit, inquiry, proceeding or investigation by or before any court or Governmental Entity which questions or challenges the validity of this Agreement or any action taken or to be taken by Guarantors, the Company or any of Company Subsidiaries pursuant to this Agreement or in connection with the Transactions; and there is no valid basis for any such injunction, action, claim, complaint, suit, inquiry, proceeding or investigation.

        Section 3.23 Compliance with Laws

        (a)   To the Knowledge of Guarantors, each of the Company and Company Subsidiaries has complied in a timely manner and in all material respects with all Requirements of Law applicable to it, the conduct or operation of its business or the use or ownership of any of its assets, and no event has occurred or no circumstance exists that may constitute or result in (with or without notice or lapse of time, or both) a violation or a failure to comply with any such material Requirements of Law.

        (b)   Neither the Company nor any of Company Subsidiaries has received any notice from any Governmental Entity or any other Person regarding (i) any actual, alleged, possible, or potential violation of, or failure to comply with any material Requirements of Law, or (ii) any actual, alleged, possible, or potential obligation on the part of either the Company or any of Company Subsidiaries to undertake, or to bear all or any portion of the cost of any material remedial action of any nature.

        (c)   Except as set forth in Section 3.23(c) of the Guarantors Disclosure Schedule, there is no agreement, judgment, injunction, order or decree binding upon the Company or Company Subsidiaries which has or, to the Knowledge of Guarantors, could reasonably be expected to have a material adverse effect on the conduct of business by the Company or Company Subsidiaries taken as a whole as currently conducted.

        Section 3.24 Permits

        To the Knowledge of Guarantors, each of the Company and Company Subsidiaries has, and at all times has had, all permits, licenses and other authorizations of Governmental Entities that are required for the conduct of its business and operations as presently conducted (including permits, licenses and other authorizations relating to health and safety matters, environmental protection and pollution control); and the Company and each of Company Subsidiaries is, and during the last twelve months, has been, in compliance with the provisions of such permits, licenses and authorizations.

        Section 3.25 Insurance

        Provided this is normal business practice in the respective countries, the Company and the U.S. and Dubai subsidiaries maintain, or are entitled to benefit from, insurance coverage of the type and in amounts customarily maintained by Persons conducting businesses or owning or operating assets similar to those of the Company and Company Subsidiaries and the insurance policies of the Company and the U.S. and Dubai subsidiaries provide coverage of the type and in amounts customarily maintained by Persons in the Company's business. The Company and the material Company Subsidiaries maintain, or are entitled to benefit from, insurance coverage of the type and in amounts required by any Requirements of Law. Section 3.25 of the Guarantors Disclosure Schedule sets forth a true and complete list and summary description of all insurance policies and other insurance arrangements entered into by the Company and Company Subsidiaries in connection with the operation of their respective businesses and assets, together with a statement of the aggregate amount of claims paid out for the last twenty-four (24) months, and claims pending, under each such insurance policy or other arrangement through the date hereof. All such insurance coverage mentioned above (i) is in full force and effect; (ii) complies with all applicable Requirements of Law and all requirements of any applicable lease; and (iii) provides reasonable coverage for all normal risks incident to the conduct of the business of the Company and any of Company Subsidiaries as currently conducted or proposed to be conducted. Neither the Company nor any of material Company Subsidiaries is in breach or default under any provision of such insurance coverage. Neither the Company nor any of material Company Subsidiaries has received a notice of a termination, cancellation or material alteration of any insurance coverage, nor, to the Knowledge of Guarantors (including knowledge of Persons in charge of insurance matters), is any such termination, cancellation or material alteration threatened. To the Knowledge of Guarantors, there is no material claim pending under any of such insurance policies or arrangements as to which coverage has been questioned, denied or disputed by the underwriters of such policies or arrangements.

        Section 3.26 Tax Matters

        (a)   For purposes of this Section 3.26, the terms "Company" and "Subsidiaries" shall include any other company, partnership, or interest grouping which has been merged, absorbed, liquidated, or contributed by way of a universal transfer of assets and liabilities to the Company or the Company Subsidiaries.

        (b)   The Company and each of the Company Subsidiaries comply and have complied, in all material respects for all periods open for Tax audit or claims under the applicable statutes of limitation (as the same may be extended under applicable law), with the Tax Regulations and, more particularly, and without limitation, have filed on a timely basis with the appropriate Governmental Entity all material Tax Returns required to be filed by them under applicable Requirements of Law. Where a Tax Return was required to be filed on behalf of the Company or any of the Company Subsidiaries with any Governmental Entity by another taxpayer by reason of a tax consolidation regime or otherwise, such Tax Return has been duly and timely filed. All such Tax Returns filed by or on behalf of the Company or any of Company Subsidiaries have been true, sincere and complete in all material respects.

        (c)   All material Taxes required to be paid in respect of any material Tax by or on behalf of the Company and Company Subsidiaries that were due and payable on or prior to the Closing Date, whether or not shown on any Tax Return, have been timely and duly paid to the appropriate Governmental Entity and in the manner prescribed by applicable Requirements of Law. The Company and EDS Corp. have made sufficient provisions in the respective balance sheets as of December 31, 2005 for the payment of all Taxes which may become due in relation to periods prior to December 31, 2005.

        (d)   There are no pending or, to the Guarantors' Knowledge, threatened material Tax-related audits, inspections, inquiries or litigation proceedings or claims against, or related to the taxable income of, the Company or any of Company Subsidiaries, no material deficiency for any Taxes has been proposed, asserted or assessed which has not been finally resolved, and none of the Company or Company Subsidiaries, has received any material request for information or notice from any Tax authority. Section 3.26(d) of the Guarantors Disclosure Schedule sets forth (i) a list of all Tax audits, examinations or investigations completed by tax administration with respect to the Company and Company Subsidiaries with respect to Taxable periods ending since January 1, 2003, (ii) the amounts claimed against the Company or any Company Subsidiary in connection with such audits, examinations, or investigations and (iii) the amounts paid by or on behalf of the Company or any of Company Subsidiaries, and the amount of any provisions made in the consolidated balance sheet of the Company or Company Subsidiaries as of December 31, 2005 as a result of such audits, examinations or investigations. Such provisions as made in the consolidated balance sheet as of December 31, 2005 are sufficient (as determined in accordance with French GAAP or US GAAP when applicable) to cover all reasonable risks and costs associated with all pending Tax-related audits, inspections, inquiries or litigation proceedings or claims.

        (e)   Neither the Company nor any of Company Subsidiaries (i) has received any written Tax ruling or entered into any written and legally binding agreement or is currently under negotiations to enter into any such agreements with any Tax authority that would be adversely affected upon consummation of the Transactions or that would adversely affect the combination of the Company and Company Subsidiaries with the Purchaser, (ii) has made any commitment or entered into any agreement or taken any action resulting in Tax deferral or in a Tax deferred liability, (iii) benefits from a specific Tax regime subordinated to the respect of any undertaking whatsoever, or has consented to, or may be found liable as a result of, any undertaking in respect of Taxes made in the context of acquisitions, divestitures, mergers, restructuring or similar transactions, (iv) has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency.

        (f)    To the Knowledge of the Guarantors, there are no Encumbrances on any of the assets of the Company or of any of Company Subsidiaries in connection with any failure (or alleged failure) to pay any Tax.

        (g)   To the Knowledge of the Guarantors, there are no pending claims made by an authority in a jurisdiction where neither the Company nor any of the Company Subsidiaries files Tax Returns and, to the Knowledge of the Guarantors, neither the Company nor any of Company Subsidiaries have a permanent establishment, including without limitation by virtue of dependent agents, in a jurisdiction other than the jurisdiction of their respective incorporation or effective management.

        (h)   The Guarantors have provided, and will provide, to the Purchaser such Tax information and assistance (including access to information systems: software, hardware and documentation) with respect to the operations, ownership, assets, or activities of the Company or any of Company Subsidiaries to the extent that such information and assistance was, or will be, necessary for (i) the preparation of any Tax Return of the Company or any of Company Subsidiaries, relating to any period ending on or before the Closing Date; or (ii) the Tax audit of any period ending on or before the Closing Date.

        (i)    To the Knowledge of the Guarantors, neither the Company nor any of the Company Subsidiaries has even been a member of or a party to any partnerships, joint ventures or interest groupings, or Tax groupings (intégration fiscale) or Tax allocation agreements under which the Company or any of the Company Subsidiaries may be responsible for any Tax obligations of any other Person, except in each case, as would not be reasonably likely to have a material adverse effect on the business of the Company and its Subsidiaries taken as a whole and as currently conducted.

        (j)    All Tax credits and Tax losses reported in the Tax Returns of the Company or any of Company Subsidiaries are valid and will not be affected by the Transactions.

        (k)   The Company is not, and has not at any time during the last twelve (12) months, a "Controlled Foreign Corporation" (as defined in Section 957 of the Internal Revenue Code of 1986, as amended (the "Code") or a "Passive Foreign Investment Company" (as defined in Section 1297 of the Code).

        Section 3.27 Brokers or Finders; Bonuses

        Except as set forth in Section 3.27 of the Guarantors Disclosure Schedule, none of Sellers, the Company or any of Company Subsidiaries is bound by any agreement or arrangement under which any broker, investment banker, financial advisor or other person is entitled to any broker's, finder's or financial advisor's fee or any similar payment in connection with the Transactions contemplated by this Agreement. No director, officer, or employee of the Company or any of Company Subsidiaries is entitled to any bonus, or has a claim to seek a bonus, as a result of the consummation of the Transactions.

        Section 3.28 Relationship with Related Persons

        Except as set forth in Section 3.28 of the Guarantors Disclosure Schedule, in particular in respect of the intellectual property rights held by Professor Jean-Laurent Mallet in the DSI Patent, neither the Sellers or any of their respective Affiliates nor any officer, director or manager of the Company or any Company Subsidiary has, any interest in any property (whether real, personal, or mixed and whether tangible or intangible such as Company Intellectual Property) used in or pertaining to the Company or Company Subsidiaries' businesses. Except for certain of the Sellers who are now employees of Competitors or Contractors of the Company, neither the Sellers or any of their respective Affiliates nor any officer, director or manager of the Company or any Company Subsidiary, owns (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has (i) had business dealings or a material financial interest in any transaction with the Company or a Company Subsidiary, (ii) engaged in competition with the Company or Company Subsidiaries with respect to any line of the products or services of the Company or Company Subsidiaries in any market presently served by the Company or Company Subsidiaries, or (iii) owns, directly or indirectly, in whole or in part, any Intellectual Property rights or any other Intellectual Property that are necessary for the business of the Company or any Company Subsidiary. Except as described in Section 3.23 of the Guarantor's Disclosure Schedule, neither the Sellers nor any of their respective Affiliates nor any officer, director or manager of the Company or any Company Subsidiary is a party to any Contract with, or has any claim or right against, the Company or a Company Subsidiary.

        Section 3.29 Certain Payments

        (a)   No unrecorded fund or asset of the Company or any Company Subsidiary has been established for any purpose.

        (b)   No accumulation or use of corporate funds of the Company or any Company Subsidiary has been made without being properly accounted for in the books and records of the Company or such Company Subsidiary.

        (c)   No payment has been made by or on behalf of the Company or any Company Subsidiary with the understanding that any part of such payment is to be used for any purpose other than that described in the documents supporting such payment.

        (d)   None of the Company, any Company Subsidiary, any director, officer, employee or agent of the Company or any Company Subsidiary or any other Person associated with or acting for or on behalf of the Company or any Company Subsidiary has, directly or indirectly, made any illegal contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property or services, (i) to obtain favorable treatment for shareholders, the Company, any Company Subsidiary or any Affiliate of the Company in securing business, (ii) to pay for favorable treatment for business secured for shareholders, the Company, any Company Subsidiary or any Affiliate of the Company, (iii) to obtain special concessions, or for special concessions already obtained, for or in respect of any shareholder, the Company, any Company Subsidiary or any Affiliate of the Company, or (iv) otherwise for the benefit of any shareholder, the Company, any Company Subsidiary or any Affiliate of the Company in violation of any Requirements of Law. To the Knowledge of the Guarantors, neither the Company nor any Company Subsidiary nor any current director, officer, employee nor other Person acting on behalf of the Company or any Company Subsidiary has accepted or received any unlawful contribution, payment, gift, kickback, expenditure or other item of value.

        Section 3.30 Closing Date Cash.

        (a)   On the business day prior to the Initial Closing Date, the Closing Date Cash of the Company and its Subsidiaries shall be an amount equal to the amounts of Cash and Accounts Receivable (as defined below) shown on a schedule provided by Sellers' Representative to Purchaser at the Initial Closing; provided, that, (1) in calculating such amount, amounts owing in respect of checks issued by the Company and the Company Subsidiaries shall not be included, even if they have not cleared or been negotiated, and (2) amounts in respect of checks received by the Company and the Company Subsidiary shall only be included to the extent that payment therefore by the payor has cleared such payor's financial institution. For purposes of this Section 3.30, "Accounts Receivable" shall mean all accounts receivable of the Company and each of Company Subsidiaries, excluding inter-company revenues between the Company and its Subsidiaries, as of the business day prior to the Initial Closing Date.

        (b)   Each of the Accounts Receivable, subject to the reserves shown on the schedule described in Section 3.30(a), will be collected in full, without any set-off or counterclaims, within 365 days after the day on which it became due and payable.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLERS AND THE MALLETS

        Except as specifically set forth in the disclosure schedule (the "Sellers Disclosure Schedule") prepared on behalf of the Sellers and the Mallets and signed by the Sellers' Representatives on behalf of the Sellers and the Mallets and delivered to Purchaser simultaneously with the execution hereof, each of the Sellers and the Mallets, severally, but not jointly represents and warrants to Purchaser that all of the statements contained in this ARTICLE IV with respect to such Seller and such Seller's Shares are true and complete as of the date of this Agreement, and will be true and complete as of the Closing Date.

        Section 4.1 Power and Authority

        Each Seller and each of the Mallets represents that it has full power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance by such Seller or by the Mallets of this Agreement and the consummation of the Transactions have been duly authorized by all requisite action, and no other corporate or other action on the part of each Seller or the Mallets is necessary to authorize the execution, delivery and performance of this Agreement or the consummation of the Transactions by each Seller or the Mallets. The spouses of Sellers who are natural persons, if applicable, will have duly approved the Transactions prior to the Subsequent Closing.

        Section 4.2 Binding Agreement

        This Agreement has been duly executed and delivered by each Seller or the Mallets and, assuming due and valid authorization, execution, and delivery by Purchaser, this Agreement constitutes a legal, valid and binding obligation of each Seller or the Mallets, enforceable against each of them in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors' rights generally.

        Section 4.3 No Conflict or Default

        Neither the execution and delivery of this Agreement and the performance by each of Sellers or the Mallets of their obligations hereunder nor the consummation of any of the Transactions will (with or without giving notice or the lapse of time, or both) result in a violation of, or a default under, or conflict with, or require any consent, approval or notice under, any contract, commitment, agreement, obligation, understanding, arrangement or restriction of any kind to which any Seller or either of the Mallets is a party or by which any of them is bound or to which the Shares are subject. Consummation by each Seller or the Mallets of the Transactions will not violate, or require any consent, approval, notice or other action under, any provision of any judgment, order, decree, statute, law, rule or regulation applicable to any of them, or the Shares.

        Section 4.4 Share Ownership and Possession of Shares

        Sellers and the Mallets are as of the date hereof the record and beneficial owners of the type and amount of the Shares set forth in Section 4.4 of the Sellers Disclosure Schedule. The Sellers Disclosure Schedule also sets forth the ownership and rights with regard to each type of the Shares as of the date of this Agreement. Sellers and the Mallets shall as of the Initial Closing Date or the Subsequent Closing Date, as applicable, have valid title to all the Shares, free and clear of all Encumbrances, with the full legal right, authority and power to sell and transfer such Shares to Purchaser in accordance with the terms of this Agreement in the case of the Sellers. None of the Sellers or the Mallets, or their respective Affiliates, own any other equity interest in the Company or Company Subsidiaries.

        Section 4.5 Good Title Conveyed

        Upon execution and delivery of the transfer orders (orders de movement) for the Shares to Purchaser and the recording of the name of Purchaser as owner of the Shares in the Company's statutory registers as provided herein, Purchaser will acquire good, valid and marketable title to the Shares, free and clear of all Encumbrances, and all other rights or warrants issued by the Company will have been validly extinguished.

        Section 4.6 Investment Representations

        (a)   Each of the Sellers, the Initial Option and Warrant Holders and the Mallets understands and acknowledges that (i) none of Paradigm Securities have been or will be registered under the Securities Act, or any other applicable securities laws, (ii) the Purchaser Securities are being offered by Purchaser in the Transactions not requiring registration under the Securities Act, and (iii) the Purchaser Securities may not be offered, sold, pledged or otherwise transferred by Sellers or the Mallets except in compliance with the registration requirements of the Securities Act, or any other applicable securities laws, pursuant to an exemption therefrom or in a transaction not subject thereto.

        (b)   Each of the Sellers, the Initial Option and Warrant Holders and the Mallets understands that the Purchaser Securities are being offered and sold in reliance upon an exemption from registration under the Securities Act provided by Section 4(2) of the Securities Act and/or Regulation S under the Securities Act. Each of the Initial Sellers, the Initial Option and Warrant Holders and the Mallets represents that either (i) it is an "accredited investor" as that term is defined in Rule 501(a) of the Securities Act, or (ii) it is not a "U.S. Person" (as defined in Regulation S under the Securities Act) and is not acquiring the Purchaser Securities for the account or benefit of any U.S. person and that it will acquire the Purchaser Securities in an "offshore transaction" (as defined in Regulation S under the Securities Act).

        (c)   Each of the Sellers, the Initial Option and Warrant Holders and the Mallets represents and warrants that it is purchasing the Purchaser Securities for its own account, for investment and not with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act or any other applicable securities laws, subject to its ability to resell such Purchaser Securities pursuant to an effective registration statement under the Securities Act or any other applicable securities laws or pursuant to an exemption there from or in a transaction not subject thereto.

        (d)   Each of the Sellers, the Initial Option and Warrant Holders and the Mallets represents that it is eligible to purchase the Purchaser Securities under the laws applicable to such Seller, Initial Option and Warrant Holder, or the Mallets.

        (e)   Each of the Sellers, the Initial Option and Warrant Holders and the Mallets represents and warrants that it has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of purchasing the Purchaser Securities and is aware that it will be required to bear the economic risk of an investment in the Purchaser Securities for a certain period of time.

        (f)    Each of the Drag-Along Sellers represents that it is required to perform its obligations under this Agreement pursuant to the Former Shareholders Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PURCHASER

        Except as specifically set forth in the disclosure schedule (the "Purchaser Disclosure Schedule") prepared and signed by Purchaser and delivered to the Sellers' Representatives simultaneously with the execution hereof, Purchaser represents and warrants to Sellers that all of the statements contained in this ARTICLE V are true and complete as of the date of this Agreement, and will be true and complete as of the Closing Date. Each exception set forth in the Purchaser Disclosure Schedule and each other response to this Agreement set forth in the Purchaser Disclosure Schedule is identified by reference to, or has been grouped under a heading referring to, a specific individual section of this

Agreement and, except as otherwise specifically stated with respect to such exception, relates only to such section, provided that an exception relating to one section shall also apply to other sections to the extent that it is clearly apparent that such exception would also apply to such other sections. In the event of any inconsistency between statements in the body of this Agreement and statements in the Purchaser Disclosure Schedule (excluding exceptions expressly set forth in the Purchaser Disclosure Schedule with respect to a specifically identified representation or warranty), the statements in the body of this Agreement shall control.

        Purchaser represents and warrants to Sellers that:

        Section 5.1 Power and Authority

        Purchaser has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance by Purchaser of this Agreement and the consummation of the Transactions have been duly authorized by the board of managing directors of Purchaser and the board of supervisory directors of Purchaser, and no other corporate action on the part of Purchaser is necessary to authorize the execution, delivery and performance by Purchaser of this Agreement or the consummation of the Transactions.

        Section 5.2 Binding Agreement

        This Agreement has been duly executed and delivered by Purchaser, and, assuming due and valid authorization, execution and delivery hereof by each of Sellers, this Agreement constitutes a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors' rights generally.

        Section 5.3 No Conflict, Consents or Default

        Neither the execution, delivery and performance of this Agreement, the consummation by Purchaser of the Transactions or compliance by Purchaser with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the articles of association of Purchaser, (ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Purchaser or any of Company Subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound, or (iv) violate any Requirements of Law applicable to Purchaser, any of the Purchaser Subsidiaries or any of their properties or assets, excluding from the foregoing clauses (ii), (iii) and (iv) such violations, breaches or defaults which would not, individually or in the aggregate, have a material adverse effect on Purchaser's ability to consummate the Transactions or which arise from the regulatory status of the Company or Company Subsidiaries.

        Section 5.4 Capitalization

        (a)   Purchaser is a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid), duly incorporated and validly existing under the laws of The Netherlands and has all corporate power and capacity to own, lease, use and operate the properties and assets it now owns, leases, uses or operates and to carry on its business as presently conducted and as proposed to be conducted, and is duly qualified or licensed to do business as a foreign corporation in good standing in every jurisdiction in which such qualification is required, except where the failure to be so qualified or licensed would not, individually or in the aggregate, be reasonably likely to have a material adverse effect on the business of Purchaser as currently conducted.

        (b)   The authorized share capital of Purchaser is € 300,000, divided into 30,000,000 ordinary shares, having par value one euro cent (€ 0.01) per share or per Convertible Subordinated Debenture. As of the date hereof, a total of 14,567,029 ordinary shares in the share capital of Purchaser are issued of which 14,330,164 ordinary shares in the share capital of Purchaser are outstanding. In addition, Purchaser has outstanding options exercisable for 5,370,894 ordinary shares, warrants exercisable for 97,087 ordinary shares and convertible subordinated debentures convertible for 5,820,447 ordinary shares. All of the issued and outstanding share capital of Purchaser is (A) owned by the Persons listed on Section 5.4(b) of the Purchaser Disclosure Schedule, (B) fully paid and nonassessable, and (c) subject to no options to purchase or similar rights of any Person.

        (c)   Sellers shall as of the Initial Closing Date or the Subsequent Closing Date, as applicable, receive full and valid title to all the Purchaser Shares to be received by them pursuant to this Agreement, free and clear of all Encumbrances, except for any Encumbrances created under this Agreement.

        (d)   Except as set forth above, (i) there are no shares of capital stock of Purchaser authorized, issued or outstanding, (ii) there are no securities, options, warrants, calls, pre-emptive, exchange, conversion, purchase or subscription rights, or other rights, agreements, arrangements or commitments of any kind, contingent or otherwise, that could require Purchaser to issue, sell or otherwise cause to become outstanding, any shares of capital stock or other equity or debt interest in Purchaser or require Purchaser to grant or enter into any such option, warrant, call, subscription, conversion, purchase or other right, agreement, arrangement or commitment, and no authorization has been given therefore, and (iii) except as disclosed in Section 5.4(d) of the Purchaser Disclosure Schedule, there are no commitments or agreements of any kind to which Purchaser is bound obligating Purchaser to accelerate the vesting or exercisability of any instrument referred to in clause (ii) of this paragraph as a result of the Transactions, either alone or upon the occurrence of any additional subsequent events.

        (e)   Except as disclosed in Section 5.4(e) of the Purchaser Disclosure Schedule there are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect regarding the governance, the voting or transfer of any shares of capital stock or any other equity interests in, or any rights or obligations of any equity holders of Purchaser.

        (f)    Between the date hereof and the Initial Closing, Purchaser may (1) sell a number of Purchaser Shares for U.S. $9.15 per share in an amount up to U.S. $5,000,000, not in excess of Cash Amount, and (2) increase its authorized share capital, provided, however that the Sellers shall be entitled to subside to 20% of the Shares thus issued in the proportions to be indicated to the Purchases to the Seller's Representations.

        Section 5.5 Subsidiaries and Affiliates

        (a)   Set forth on Section 5.5(a) of the Purchaser Disclosure Schedule is a complete and correct list of all Purchaser Subsidiaries, indicating the name, the jurisdiction of organization, the capitalization, and the shareholders (with the number of shares of capital stock (or other equity securities) owned by such shareholders) of each Purchaser Subsidiary.

        (b)   Each Purchaser Subsidiary (i) is duly organized and validly existing under the laws of the jurisdiction of its organization; (ii) has full power and authority to carry on its business as it is now being conducted and to own, lease, use and operate the properties and assets it now owns, leases, uses and operates; and (iii) is duly qualified or licensed to do business as a foreign corporation in good standing in every jurisdiction in which such qualification is required, except, in each case, as would not be reasonably likely to have a material adverse effect on the business of Purchaser and Purchaser Subsidiaries, taken as a whole.

        (c)   All of the shares of capital stock of each Purchaser Subsidiary have been duly authorized, are validly issued, fully paid and non-assessable.

        (d)   Except as disclosed in Section 5.5(d) of the Purchaser Disclosure Schedule, there are no securities, options, warrants, calls, pre-emptive, exchange, conversion, purchase or subscription rights, or other rights, agreements, arrangements or commitments of any kind, contingent or otherwise, that could require a Purchaser Subsidiary to issue, sell or otherwise cause to become outstanding, any shares of capital stock or other equity or debt interest in the Purchaser Subsidiary or require a Purchaser Subsidiary to grant or enter into any such option, warrant, call, subscription, conversion, purchase or other right, agreement, arrangement or commitment, and no authorization has been given therefore.

        Section 5.6 Consents and Approvals; No Violations

        Neither the execution, delivery and performance of this Agreement by Purchaser, nor the consummation of the Transactions or compliance by Purchaser with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the certificate of incorporation, the by-laws or similar organizational documents of Purchaser or any Purchaser Subsidiary, (ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity or other Person (including consents from parties to loans, contracts, leases and other agreements to which Purchaser or any Purchaser Subsidiary is a party), (iii) require any consent, approval or notice under, or result in a violation or breach of, or constitute (with or without due notice or the passage of time or both) a default (or give rise to any right of termination, amendment, cancellation, acceleration, increase of payments) under, or result in the loss of a benefit or the creation of any Encumbrance on any property or asset of Purchaser or any Purchaser Subsidiary, under, any of the terms, conditions or provisions of any contract, or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Purchaser, any Purchaser Subsidiary or any of their properties or assets; except, in the case of clauses (ii), (iii) and (iv) above, for any violation, conflict, consent, breach, default, termination, cancellation, modification, acceleration, loss or creation that would not be reasonably likely to have a material adverse effect on the business of Purchaser, as currently conducted.

        Section 5.7 Purchaser Financial Statements

        (a)   Set forth in Section 5.7(a) of the Purchaser Disclosure Schedule are true and complete copies of (i) the audited consolidated balance sheet of the Purchaser and Purchaser Subsidiaries as of December 31, 2005 and the related audited consolidated statements of income, changes in stockholders' equity and cash flows for the fiscal year ending on such date, as well as all annexes and notes thereto, and (ii) the consolidated balance sheet of the Purchaser and Purchaser Subsidiaries as of March 31, 2006, as well as all annexes and notes thereto, together with, for each of the accounts set forth in (i) and (ii) above, the reports thereon from the independent certified public accountants (collectively, the "Purchaser Financial Statements").

        (b)   The Purchaser Financial Statements (i) have been prepared from, are in accordance with, and accurately reflect, the books of account and other financial records of Purchaser and Purchaser Subsidiaries, (ii) are true and correct and fairly present the financial position and the results of operations and cash flows (and changes in financial position, if any) of Purchaser at the dates and for the periods to which they relate, (iii) have been prepared in accordance with U.S. GAAP, consistently applied throughout the periods presented in the Purchaser Financial Statements, and (iv) reflect all liabilities (whether absolute, accrued, contingent or otherwise) of Purchaser and Purchaser Subsidiaries required to be recorded thereon or in the annexes or notes thereto in accordance with U.S. GAAP as at the respective dates thereof, except, in each case, as would not be reasonably likely to have a material adverse effect on the business of Purchaser as currently conducted.

        (c)   Except as disclosed in Section 5.7(c) of the Purchaser Disclosure Schedule, Since January 1, 2005, there are no, nor have there been, material evidence of any significant breaches or violations of internal accounting control systems or procedures or fraud, or allegations of fraud, committed by an officer of Purchaser or other persons in a financial control or management position.

        (d)   Neither Purchaser nor any of Purchaser Subsidiaries: (i) has suspended its payments or is unable or deemed to be unable to pay its debts as they become due, (ii) has made an amicable settlement with its creditors or entered into any moratorium or other arrangement with its creditors generally, (iii) has been the object of any proceedings for the reorganization or collective discharge of its liabilities under the laws of any jurisdiction, (iv) has filed any motion, request or petition of bankruptcy, reorganization, suspension of lawsuits or claims by its creditors or the equivalent thereof, or (v) except as disclosed in Section 5.7(d) of the Purchaser Disclosure Schedule is under the threat of any such proceedings. Neither Purchaser nor any of Purchaser Subsidiaries are under voluntary liquidation or winding-up or cease or propose to cease to carry on all or a substantial part of their respective businesses, except as disclosed in Section 5.7(d) of the Purchaser Disclosure Schedule.

        Section 5.8 No Undisclosed Liabilities

        Purchaser has no material liability or obligation of any nature except (i) as disclosed in the Purchaser Financial Statements and (ii) for liabilities and obligations incurred in the ordinary course of business and consistent with past practice since the Purchaser Balance Sheet Date. Purchaser believes that the reserves reflected in the Purchaser Financial Statements under U.S. GAAP are adequate and have been calculated in a consistent manner.

        Section 5.9 Absence of Certain Changes

        Since March 31, 2006 (the "Purchaser Balance Sheet Date"), (i) the Purchaser and each of Purchaser Subsidiaries have conducted their respective businesses in the ordinary course of business; and (ii) there has not occurred any significant material adverse change (or any development that, insofar as reasonably can be foreseen, is reasonably like to result in any material adverse change) in the financial condition, assets, liabilities, businesses, results of operations or prospects of the Purchaser and Purchaser Subsidiaries, taken as a whole.

        Section 5.10 Accounts Receivable

        Excluding inter-company revenues between Purchaser and its subsidiaries, all accounts receivable of Purchaser and each of Purchaser Subsidiaries represent sales actually made or services actually performed in the ordinary course of business. Not less than 85% of these receivables (after taking into account currently existing bad debt reserves or provisions) will be collected within 365 days.

        Section 5.11 Assets

        (a)   Except as set forth in Section 5.11(a) of the Purchaser Disclosure Schedule, the Purchaser and Purchaser Subsidiaries own, lease or otherwise have full and legally enforceable rights to use, all the tangible real or personal assets necessary for the conduct of, or otherwise material to their respective businesses and operations as presently conducted or proposed to be conducted (the "Assets").

        (b)   Purchaser and Purchaser Subsidiaries have good, valid and marketable title to, or in the case of leased assets a valid leasehold interest in all the Purchaser Assets and all other tangible real or personal assets that they purport to own.

        (c)   Set forth on Section 5.11(c) of the Purchaser Disclosure Schedule is a complete and correct list of all real property leases, subleases and occupancy agreements pursuant to which the Purchaser or a Purchaser Subsidiary uses or occupies any real property in connection with, necessary for the conduct of, or otherwise material to, its business and operations.

        Section 5.12 Environmental Matters

        Each of Purchaser and Purchaser Subsidiaries (and their respective predecessors) is and at all times has been in full compliance with all Environmental Laws, except for any violation that would not be reasonably likely to have a material adverse effect on Purchasers and Purchaser Subsidiaries, taken as a whole. Such compliance includes, but is not limited to, the possession by Purchaser and each of Purchaser Subsidiaries of all permits and other authorizations by Governmental Entities required under all applicable Environmental Laws, and compliance with the terms and conditions thereof, except for any violation that would not be reasonably likely to have a material adverse effect on the business of Purchasers as currently conducted.

        (a)   Neither Purchaser nor any of Purchaser Subsidiaries has received any communication (written or oral), whether from a Governmental Entity or any Person, that alleges that Purchaser or any of Purchaser Subsidiaries is not in full compliance with any Environmental Laws, and there are no circumstances that may prevent or interfere with such full compliance in the future.

        (b)   To the Knowledge of Purchaser, there is no significant Environmental Claim by any Person that is pending or threatened against Purchaser or any of Purchaser Subsidiaries, or against any Person whose liability for any Environmental Claim Purchaser or any of Purchaser Subsidiaries has retained or assumed either contractually or by operation of law and there are no past or present actions, activities, circumstances, conditions, events or incidents, including the release, emission, discharge, presence or disposal of any Materials of Environmental Concern, that could form the basis of any significant Environmental Claim against Purchaser or any of Purchaser Subsidiaries or against any Person whose liability for any Environmental Claim Purchaser or any of Purchaser Subsidiaries has retained or assumed either contractually or by operation of law.

        (c)   None of the employees or other personnel of Purchaser or any of Purchaser Subsidiaries have been exposed to, or have come into contact with, any pollutants, chemicals or industrial, toxic or hazardous substances or wastes due to his/her employment duties with Purchaser or any of Purchaser Subsidiaries, that would result in any significant liability or obligation on the part of Purchaser or any of Purchaser Subsidiaries.

        Section 5.13 Material Contracts

        (a)   Section 5.13(a) of the Purchaser Disclosure Schedule sets forth a true and complete list of, and Purchaser have made available to Sellers' Representatives true and complete copies of each of the following type of Contracts to which the Purchaser or Purchaser Subsidiaries is a party (each a "Purchaser Material Contract"):

            (i)  Contracts relating to the ownership, development or use of software that is material in the conduct of the business of the Purchaser and the Purchaser Subsidiaries, taken as a whole, as it is currently being conducted;

           (ii)  Contracts relating to material research and development projects in which the Purchaser or any of Purchaser Subsidiaries is actively involved;

          (iii)  Contracts pursuant to which any of the Purchaser or Purchaser Subsidiaries is obligated to pay, as of the date of this agreement, amounts in excess of two million U.S. dollars (U.S.$2,000,000) per twelve-month period;

          (iv)  Contracts that involve performance of services (excluding maintenance) or delivery of goods by either the Purchaser or any of Purchaser Subsidiaries of an amount or value in excess of three million U.S. dollars (U.S.$3,000,000) per twelve-month period;

           (v)  Contracts with significant resellers or agents;

          (vi)  Loan agreements, letters of credit, security agreements, pledge agreements, bonds, notes, guarantees and other agreements and instruments relating to the borrowing of money or obtaining of or extension of credit pursuant to which the Purchaser or any of Purchaser Subsidiaries is an obligor or guarantor and which involve amounts in excess of two million U.S. dollars (U.S.$2,000,000);

         (vii)  Agreements and instruments pursuant to which the Purchaser or any of Purchaser Subsidiaries has received or is entitled to receive a subsidy or other form of financial assistance;

        (viii)  Material licenses, licensing arrangements, and other Contracts providing in whole or in part for the use of, or limiting the use of, any Intellectual Property;

          (ix)  Any significant profit-sharing, stock option, stock purchase, stock appreciation, severance or other material plan or arrangement besides employment agreements for the benefit of the Purchaser's current directors or officers; and

           (x)  Each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

        Neither the Purchaser nor any of Purchaser Subsidiaries has entered into any other agreement, oral or written, the purpose or the effect of which would be identical or similar to those listed above and which would not have been disclosed in Section 5.13 of the Purchaser Disclosure Schedule.

        (b)   Each Purchaser Material Contract is valid, binding, enforceable and is in full force and effect and will continue to be valid, binding, enforceable and in full force and effect on identical terms following the consummation of the Transactions. Purchaser does not have any reason to believe that the other party will terminate the Purchaser Material Contract because of the Transactions.

        (c)   Neither the Purchaser nor any of Purchaser Subsidiaries, or any other party thereto, is in breach of or default under, any Purchaser Material Contract, except as would not be reasonably likely, in the aggregate, to have a material adverse effect on Purchaser and Purchaser Subsidiaries, taken as a whole, and, no event has occurred and to the Knowledge of Purchaser, no condition exists which, with the lapse of time, the giving of notice, or both, or the occurrence of any further event or condition, would become a default of a provision under any Purchaser Material Contract. Neither the Purchaser nor any of Purchaser Subsidiaries has released or waived any material right or benefit under any Purchaser Material Contract.

        Section 5.14 Customers

        Set forth on Section 5.14 of the Purchaser Disclosure Schedule is a complete and correct list of the ten (10) largest customers of Purchaser and Purchaser Subsidiaries based on the revenue earned by Purchaser or Purchaser Subsidiaries by providing services to such customers during 2005, together with a list, and the revenue earned by providing services to, such customer during 2005. Since December 31, 2005, there has not been any material adverse change in the business relationships of Purchaser or any Purchaser Subsidiary with any significant customer, and neither Purchaser nor any of Purchaser Subsidiaries has received any notice, or has reason to believe, that there would be a material adverse change in its relations with any customer as a result of the acquisition of the Company by Purchaser.

        Section 5.15 Suppliers

        Set forth on Section 5.15 of the Purchaser Disclosure Schedule is a complete and correct list of the ten (10) largest suppliers, including, in particular without limitation, any hardware, software and IT services supplier, of Purchaser and Purchaser Subsidiaries based on the aggregate value of products, licenses, merchandise, raw materials and other goods and services ordered by Purchaser and Purchaser Subsidiaries from such suppliers during 2005, together with a list, and the aggregate value, of the goods, licenses, products and services supplied by each supplier between April 1, 2005 and April 30, 2006. Since December 31, 2005, there has not been any material adverse change in the business relationships of Purchaser or any Purchaser Subsidiary with any significant supplier, and neither the Purchaser nor any of Purchaser Subsidiaries has received any notice, or has any reason to believe, that there would be a material adverse change in its relations with any supplier as a result of the acquisition of the Company by Purchaser.

        Section 5.16 Intellectual Property

        (a)   To the Knowledge of Purchaser, Purchaser and Purchaser Subsidiaries have good and valid title and ownership or valid licenses, enforceable and in full force and effect, to all patents, trademarks, service marks, trade names, domain names, copyrights, trade secrets, information, proprietary rights, software, know how, source-code and processes necessary for its, or respectively their business, and no event has occurred and, to the Knowledge of Purchaser, no condition exists which, with the lapse of time, the giving of notice, or both, or the occurrence of any further event or condition, would become a default of a provision under any of the agreements set forth in this Section 5.14 and the related Sections of the Purchaser Disclosure Schedule, except as would not have a material adverse effect on the business of the Purchaser and the Purchaser Subsidiaries, taken as a whole. To the Knowledge of Purchaser and Purchaser Subsidiaries, there is no violation or infringement of, or other conflict or alleged conflict (except as to alleged conflicts disclosed in Section 5.16 of the Purchaser's Disclosure Schedule) with, the rights of others. Section 5.16(a) of the Purchaser Disclosure Schedule contains a complete list of patents and pending patent applications and registrations and applications for trademarks, of Purchaser and the Purchaser Subsidiaries.

        (b)   A Purchaser Subsidiary owns all rights, title, and interest in and to the core Geolog product free and clear of any Encumbrances, excluding licenses to software used in the core Geolog product that are not specifically designed for the core Geolog product. To the best of Purchaser's Knowledge all such licenses are valid, binding and enforceable in accordance with their terms and Purchaser is not aware of any reason that causes Purchaser to believe that any such license that is material to the Geolog product is likely to be terminated or materially altered in the next two years. Certain modules to the core Geolog product contain certain technologies licensed to that Purchaser Subsidiary by non affiliated third parties as listed in Schedule 5.16(b) to the Purchaser Disclosure Schedule.

        (c)   A Purchaser Subsidiary owns all rights, title and interest in and to the core Focus product free and clear of any Encumbrances, excluding licenses to software used in the core Focus product that are not specifically designed for the core Focus product. Purchaser is not aware of any reason that causes Purchaser to believe that any such license that is material to the Focus product is likely to be terminated or materially altered in the next two years.

        (d)   A Purchaser Subsidiary owns all rights, title, and interest in and to core Geodepth product free and clear of any Encumbrances, excluding licenses to software used in the core Geodepth product that are not specifically designed for the core Geodepth product. Purchaser is not aware of reason that causes Purchaser to believe that any such license that is material to the Geodepth product is likely to be terminated or materially altered in the next two years.

        (e)   A Purchaser Subsidiary owns a license to Voxelgeo from Vital Images, Inc., dated August 25, 1995 and such license is valid, binding, and enforceable. Purchaser is not aware of any reason that causes Purchaser to believe that such license is likely to be terminated or materially altered in the next two years.

        (f)    Except as set forth in Section 5.16(f) of the Purchaser Disclosure Schedule, there are no contracts (including licenses, covenants, or commitments of any nature) or other agreement, or any judgment, decree or order of any court or administrative agency, that, as of the date of this Agreement and the Initial Closing Date, would interfere with the use of the Purchaser's chief executive officer's best efforts to promote the Purchaser's business as it is currently being conducted.

        Section 5.17 Labor and Employee Matters

        (a)   No executive or key employee has notified its decision to terminate employment with either the Purchaser or any of Purchaser Subsidiaries as a result of the Transactions or otherwise.

        (b)   Except as disclosed in Section 5.17(b) of the Purchaser Disclosure Schedule, to the Knowledge of Purchaser, there are no complaints, lawsuits or other proceedings pending or threatened in writing in any forum by or on behalf of any present or former employee or group of employees of the Purchaser or any of Purchaser Subsidiaries or by or on behalf of any union, union Representatives, works council, or employee delegate, alleging breach of any employment contract, any laws or contractual arrangements governing employment or the termination thereof, or other discriminatory, wrongful or tortuous conduct in connection with the employment relationship, except as would not, individually or in the aggregate, be reasonably likely to have a material adverse effect on the Purchaser and its Subsidiaries, taken as a whole.

        (c)   No employment agreement or other contract exists with any current employee or director of the Purchaser that provides for bonuses as a result of extraordinary events or transactions, except for agreements or contracts with terms customary to the industry of the Purchaser and of Purchaser Subsidiaries.

        (d)   To the Knowledge of Purchaser, the Purchaser and Purchaser Subsidiaries comply in all material respects with all applicable labor and employee health and safety laws, rules and regulations, and in particular with their relevant collective status and collective bargaining agreements, and with all orders from any Governmental Entity relating to labor and employee health and safety matters applicable to them, except as would not, individually or in the aggregate, be reasonably likely to have a material adverse effect on the Purchaser and its Subsidiaries, taken as a whole. Neither the Purchaser nor any of Purchaser Subsidiaries is subject to any specific proceedings by any applicable Governmental Entity with respect to failures to comply with labor law, rules and regulations, except as would not, individually or in the aggregate, be reasonably likely to have a material adverse effect on the Purchaser and its Subsidiaries, taken as a whole.

        (e)   There is no labor strike, dispute, corporate campaign, slowdown, stoppage or lockout actually pending, or, to the Knowledge of Purchaser, threatened against or affecting the Purchaser or any of Purchaser Subsidiaries and during the past five (5) years there has not been any such action.

        Section 5.18 Litigation

        Except as set forth in Section 5.18 of the Purchaser Disclosure Schedule, there is no injunction, action, claim, complaint, suit, inquiry, proceeding or investigation by or before any court or Governmental Entity pending against Purchaser or any Purchaser Subsidiary, except as would not, individually or in the aggregate, be reasonably likely to have a material adverse effect on the business of Purchaser as currently conducted, or which questions or challenges the validity of this Agreement or any action taken or to be taken by Purchaser pursuant to this Agreement or in connection with the Transactions; and there is no valid basis for any such injunction, action, claim, complaint, suit, inquiry, proceeding or investigation, except as would not, individually or in the aggregate, be reasonably likely to have a material adverse effect on the business of Purchaser as currently conducted.

        Section 5.19 Compliance with Laws

        (a)   Purchaser has complied in all material respects with the Requirements of Law applicable to it, the conduct or operation of its business or the use or ownership of any of its assets, and no event has occurred or no circumstance exists that may constitute or result in (with or without notice or lapse of time, or both) a violation or a failure to comply with any such Requirements of Law, except as would not, individually or in the aggregate, be reasonably likely to have a material adverse effect on the business of Purchaser, as currently conducted.

        (b)   Purchaser has not received any notice or other communication (whether oral or written) from any Governmental Entity or any other Person regarding (i) any actual, alleged, possible, or potential violation of, or failure to comply with any Requirements of Law, or (ii) any actual, alleged, possible, or potential obligation on the part of either the Purchaser or any of the Purchaser Subsidiaries to undertake, or to bear all or any portion of the cost of any remedial action of any nature, except as would not, individually or in the aggregate, be reasonably likely to have a material adverse effect on the business of Purchaser as currently conducted.

        (c)   There is no agreement, judgment, injunction, order or decree binding upon Purchaser which has or could reasonably be expected to have a material adverse effect on the conduct of business by Purchaser as currently conducted.

        Section 5.20 Permits

        Each of Purchaser and Purchaser Subsidiaries has, and at all times has had, all material permits, licenses and other authorizations of Governmental Entities that are required for the conduct of its business and operations as presently conducted (including permits, licenses and other authorizations relating to health and safety matters, environmental protection and pollution control); and each of Purchaser and Purchaser Subsidiaries is, and at all times has been, in material compliance with the provisions of such permits, licenses and authorizations.

        Section 5.21 Insurance

        The Purchaser and each material Purchaser Subsidiary maintain, or are entitled to benefit from, insurance coverage of the type and in amounts specified in Section 5.21 of the Purchaser Disclosure Schedule. All such insurance coverage: (i) is in full force and effect; (ii) complies with the applicable Requirements of Law and all requirements of any applicable lease; and (iii) is reasonably expected to provide adequate coverage for normal risks incident to the conduct of the business of the Purchaser and the material Purchaser Subsidiaries as currently conducted, except as Purchaser's failure to comply with (i) through (iii) of this Section 5.21 would not, individually or in the aggregate, be reasonably likely to have a material adverse effect on Purchaser and the Purchaser Subsidiaries, taken as a whole.

        Section 5.22 Tax Matters

        (a)   For purposes of this Section 5.22, the term "Purchaser" shall include any other company, partnership, or interest grouping which has been merged, absorbed, liquidated, or contributed by way of a universal transfer of assets and liabilities to Purchaser or Purchaser Subsidiaries.

        (b)   The Purchaser and each of the Purchaser Subsidiaries comply and have complied, in all material respects, for all periods open for Tax audit or claims under the applicable statutes of limitation (as the same may be extended under applicable law), with the Tax Regulations and, more particularly, and without limitation, have filed on a timely basis with the appropriate Governmental Entity all material Tax Returns required to be filed by them under applicable Requirements of Law. Where a material Tax Return was required to be filed on behalf of the Purchaser or any of the Purchaser Subsidiaries with any Governmental Entity by another taxpayer by reason of a tax consolidation regime or otherwise, such Tax Return has been duly and timely filed. All such Tax Returns filed by or on behalf of the Purchaser or any of Purchaser Subsidiaries have been true, correct and complete in all material respects.

        (c)   All material Taxes required to be paid in respect of any material Tax by or on behalf of the Purchaser and Purchaser Subsidiaries that were due and payable on or prior to the Closing Date, and have been timely and duly paid to the appropriate Governmental Entity and in the manner prescribed by applicable Requirements of Law.

        (d)   Except as disclosed in Section 5.22(d) of the Purchaser's Disclosure Schedule, there are no pending material Tax-related audits or litigation proceedings or claims against, or related to the taxable income of, the Purchaser or any of Purchaser Subsidiaries, no material deficiency for any Taxes has been proposed, asserted or assessed which has not been finally resolved, and none of the Purchaser or Purchaser Subsidiaries, has received any material request for information or notice from any Tax authority.

        (e)   Neither the Purchaser nor any of Purchaser Subsidiaries (i) has received any written Tax ruling or entered into any written and legally binding agreement or is currently under negotiations to enter into any such agreements with any Tax authority that would be adversely affected upon consummation of the Transactions; or (ii) has waived any statute of limitations in respect of any material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency.

        (f)    There are no material Encumbrances on any of the assets of the Purchaser or of any of Purchaser Subsidiaries in connection with any failure (or alleged failure) to pay any Tax.

        (g)   To the Knowledge of Purchaser, there are no pending claims made by an authority in a jurisdiction where neither the Purchaser nor any of the Purchaser Subsidiaries files Tax Returns and, to the Knowledge of the Purchaser, neither the Purchaser nor any of such Purchaser Subsidiaries has a permanent establishment, including without limitation by virtue of dependent agents, in a jurisdiction other than the jurisdiction of their respective incorporation or effective management.

        (h)   Neither the Purchaser nor any of Purchaser Subsidiaries has taken or, to the Knowledge of Purchaser, omitted to take any action which has resulted in the extension of any statute of limitations for the collection of any Tax or for the audit of any Tax Return for any period ending on or before the Closing Date except as disclosed in Section 5.22 above.

        (i)    To the Knowledge of Purchaser, neither the Purchaser nor any of Purchaser Subsidiaries has, within the 3 years prior to the date of this Agreement, been a member of or a party to any partnerships, joint ventures or interest groupings, or Tax grouping or Tax allocation agreements under which the Purchaser or any of Purchaser Subsidiaries may be responsible for any Tax obligations of any other Person, except, in each case, as would not have a material adverse effect on Purchaser or except when the Person is not the Purchaser or a Purchaser Subsidiary.

        (j)    All Tax credits and Tax losses reported in the Tax Returns of the Purchaser or any of Purchaser's Subsidiaries are valid and will not be affected by the Transactions.

        Section 5.23 Brokers or Finders

        Except as disclosed in Section 5.23 of the Purchaser Disclosure Schedule, none of Purchaser or any of Purchaser Subsidiaries is bound by any agreement or arrangement under which any broker, investment banker, financial advisor or other person is entitled to any broker's, finder's or financial advisor's fee or any similar payment in connection with the Transactions contemplated by this Agreement.

        Section 5.24 Relationship with Related Persons

        Neither Purchaser nor any of its respective Affiliates nor any officer or director of Purchaser has, any interest in any property (whether real, personal, or mixed and whether tangible or intangible) used in or pertaining to Purchaser's businesses. Neither Purchaser or any of its Affiliates nor any officer or director of Purchaser, owns (of record or as a beneficial owner) an equity interest or any other financial or profit interest in (in each case, other than an equity interest of 10 percent or less than the outstanding equity interests in a Person that is publicly traded in the United States or listed outside of the United States), a Person that has (i) had business dealings or a material financial interest in any transaction with Purchaser, (ii) engaged in competition with Purchaser with respect to any line of the products or services of Purchaser in any market presently served by Purchaser, or (iii) owns, directly or indirectly, in whole or in part, any Intellectual Property rights or any other Intellectual Property that are necessary for the business of Purchaser. Except as set forth on Section 5.24 of the Purchaser Disclosure Schedule and for employment contracts, neither Purchaser nor any of its Affiliates nor any officer or director of Purchaser is a party to any material Contract with, or has any claim or right against, Purchaser.

ARTICLE VI

COVENANTS

        Section 6.1 Interim Operations of the Company

        Each of the Guarantors shall procure that, and covenant and agree that, after the date hereof and until the Initial Closing Date, except (i) as expressly provided in this Agreement, or (ii) as may be agreed in writing by Purchaser:

        (a)   the business of the Company and Company Subsidiaries shall be conducted in the same manner as heretofore conducted and in a prudent manner (en bon père de famille), in the ordinary course, and each of the Guarantors, the Company and Company Subsidiaries shall use its best efforts to preserve the business organization of the Company and Company Subsidiaries intact, keep available the services of the current officers and employees of the Company and Company Subsidiaries and maintain the existing relations with franchisees, customers, suppliers, creditors, business partners and others having business dealings with the Company or Company Subsidiaries, to the end that the goodwill and ongoing business of the Company and Company Subsidiaries shall be unimpaired at the Closing Date. Neither the Company nor any of Company Subsidiaries shall institute any new methods of purchase, sale, lease, management, accounting or operation or engage in any transaction or activity other than minor changes in the ordinary course of business and consistent with past practice;

        (b)   except as set forth in Section 6.1 (b) of the Guarantors Disclosure Schedule neither the Company nor any of Company Subsidiaries shall amend their certificates of incorporation or by-laws or other constituent or governing document, to the extent any such modification is not required by law, or by the rules or regulations of any Governmental Entity;

        (c)   except as set forth in Section 6.1 (b) of the Guarantors Disclosure Schedule neither the Company nor any of Company Subsidiaries shall alter the Company or Company Subsidiaries' outstanding capital stock or declare, set aside, make or pay any dividend; or purchase or redeem any shares of the Company or Company Subsidiaries' capital stock;

        (d)   neither the Company nor any of Company Subsidiaries shall issue or sell any of its capital stock or any options, warrants or other rights to purchase any such shares or any securities convertible into or exchangeable for such shares;

        (e)   neither the Company nor any of Company Subsidiaries shall: (i) incur or assume any long-term Indebtedness, or except in the ordinary course of business, incur or assume short-term Indebtedness exceeding twenty-five thousand euros (€25,000) in the aggregate from the date hereof until the Initial Closing; (ii) pay, repay, discharge, purchase, repurchase or satisfy any Indebtedness issued or guaranteed by the Company or any of Company Subsidiaries, except as required by the terms thereof; (iii) modify the terms of any Indebtedness or other liability, other than modifications of short term debt in the ordinary and usual course of business and consistent with past practice and except for the conversion of certain bonds as contemplated by this Agreement; (iv) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except as described in the Guarantors Disclosure Schedule as being in the ordinary course of business and consistent with past practice and except for the conversion of certain bonds as contemplated herein; (v) make any loans, advances or capital contributions to, or investments in, any other Person; (vi) enter into any material commitment or transaction (including any capital expenditure or purchase, sale or lease of assets or real estate); (vii) write down the value of any inventory or write-off as uncollectible, any notes or accounts receivable, (viii) dispose of, abandon or permit to lapse any rights to any Company Intellectual Property or (ix) change any of the existing banking or safe deposit arrangements, described or referred to in the Guarantors Disclosure Schedule;

        (f)    neither the Company nor any of Company Subsidiaries shall permit or allow any of their properties or assets (real, personal or mixed, tangible or intangible) to be subjected to any liens;

        (g)   neither the Company nor any of Company Subsidiaries shall cancel any Indebtedness;

        (h)   neither the Company nor any of Company Subsidiaries shall be a party to any acquisition, merger, spin-off, consolidation, purchase of stock or interest in any corporation, partnership, association or other business organization or enter into or form any material joint-venture or enter into any agreement leading to any of the foregoing;

        (i)    neither the Company nor any of Company Subsidiaries shall make any change in the compensation payable or to become payable to any of its officers, directors, employees, agents or consultants or to Persons providing management services, or, except for the employment agreement with Cyril Gallera, enter into or amend any employment, severance, consulting, termination or other agreement with, or employee benefit plan for, or make any loan or advance to, any of its officers, directors, employees, Affiliates, agents or consultants or make any change in its existing borrowing or lending arrangements for or on behalf of any of such Persons pursuant to an employee benefit plan or otherwise;

        (j)    neither the Company nor Company Subsidiaries shall make any changes to their severance policy or practices;

        (k)   neither the Company nor any of Company Subsidiaries shall (i) pay or make any accrual or arrangement for payment of any pension, retirement allowance or other employee benefit pursuant to any existing plan, agreement or arrangement to any officer, director, employee or Affiliate or pay or agree to pay or make any accrual or arrangement for payment to any officer, director, employee or Affiliate of any amount relating to unused vacation days, except to the extent the Company or a Company Subsidiary is unconditionally obligated to do so on the date hereof, (ii) adopt or pay, grant, issue, accelerate or accrue salary or other payments or benefits pursuant to any pension, profit-sharing, bonus, extra compensation, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or any employment or consulting agreement with or for the benefit of any director, officer, employee, agent or consultant, whether past or present, or (iii) amend any such existing plan, agreement or arrangement in a manner inconsistent with the foregoing;

        (l)    neither the Company nor any of Company Subsidiaries shall enter into or terminate any Contract or transaction outside the ordinary course of business;

        (m)  neither the Company nor any of Company Subsidiaries shall (i) grant to any third party a license to the Intellectual Property outside the ordinary course of business; (ii) grant to any third party a license to the Software in source code form; or (iii) assign or otherwise transfer ownership of any Intellectual Property or any Company Software to any third party;

        (n)   neither the Company nor any of Company Subsidiaries shall pay, repurchase, discharge or satisfy any of its claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice, of claims, liabilities or obligations reflected or reserved against in, or contemplated by, the Company Financial Statements or incurred since the Company Balance Sheet date in the ordinary course of business;

        (o)   neither the Company nor any of Company Subsidiaries shall (i) change any of the accounting methods used by it unless required by French GAAP or the applicable Foreign GAAP or (ii) make any election relating to Taxes, change any election relating to Taxes already made, adopt any accounting method relating to Taxes, change any accounting method relating to Taxes unless required by French GAAP, the applicable Foreign GAAP or any Requirements of Law, enter into any closing agreement relating to Taxes, settle any claim or assessment relating to Taxes or consent to any claim or assessment relating to Taxes or any waiver of the statute of limitations for any such claim or assessment, without prior consent of the Purchaser;

        (p)   except for the existing agreements which have been disclosed neither the Company nor any of Company Subsidiaries shall pay, loan or advance any amount to, or sell, transfer or lease any material properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of their respective officers, directors or shareholders or any Affiliate or associate of any of their officers, directors or shareholders except for directors' fees, and compensation to officers at rates consistent with the Company, or the Company Subsidiaries' past practice;

        (q)   neither the Company nor any of Company Subsidiaries shall take, or agree to or commit to take, any action that would or is reasonably likely to result in any of the conditions to the Closing set forth in ARTICLE VII not being satisfied, or would make any representation or warranty of Guarantors contained herein inaccurate in any respect at, or as of any time prior to, the Closing Date, or that would materially impair the ability of Sellers, the Company or Purchaser to consummate the Closing in accordance with the terms hereof or materially delay such consummation; and

        (r)   neither the Company nor any of Company Subsidiaries shall enter into any agreement, contract, commitment or arrangement (whether in writing or otherwise) to do any of the foregoing, or authorize, recommend, propose or announce an intention to do, any of the foregoing.

        Section 6.2 Interim Operations of Purchaser

        Purchaser covenants and agrees that, after the date hereof and until the Initial Closing Date, except (i) as expressly provided in this Agreement, or (ii) as may be agreed in writing by the Sellers Representatives.

        (a)   The business of Purchaser and Purchaser Subsidiaries shall be conducted in the same manner as heretofore conducted and in a prudent manner, in the ordinary course, and each of Purchaser and Purchaser Subsidiaries shall use its best efforts to preserve the business organization of Purchaser and Purchaser Subsidiaries intact, keep available the services of the current officers and employees of Purchaser and Purchaser Subsidiaries and maintain the existing relations with franchisees, customers, suppliers, creditors, business partners and others having business dealings with Purchaser or Purchaser Subsidiaries, to the end that the goodwill and ongoing business of Purchaser and Purchaser Subsidiaries shall be unimpaired at the Closing Date;

        (b)   Purchaser shall not declare, set aside, make or pay any dividend; or purchase or redeem any shares of Purchaser's capital stock.

        Section 6.3 Access

        Between the date of this Agreement and the Initial Closing, the Sellers shall cause the Company and Company Subsidiaries to (i) grant Purchaser and its authorized representatives reasonable access, subject to reasonable prior notice, to all offices and other facilities of the Company and Company Subsidiaries and to all books and records of the Company and Company Subsidiaries, (ii) permit Purchaser, subject to reasonable prior notice, to make such inspections and to make copies of such books and records as it may reasonably require and (iii) furnish Purchaser, subject to reasonable prior notice, with such financial and operating data and other information as Purchaser may from time to time reasonably request. Purchaser and its authorized representatives shall conduct all such inspections in a manner that will minimize disruptions to the business and operations of the Company and Company Subsidiaries.

        Section 6.4 [INTENTIONALLY OMITTED]

        Section 6.5 Efforts and Actions to Cause Initial Closing to Occur

        (a)   Prior to the Initial Closing, upon the terms and subject to the conditions of this Agreement, the Initial Sellers and Purchaser shall use their best efforts to take, or cause to be taken, all actions, and to do, or cause to be done and cooperate with each other in order to do, all things necessary, proper or advisable (subject to any applicable laws) to consummate the Initial Closing including, but not limited to (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate the Initial Closing and the other Transactions and the taking of such actions as are necessary to obtain any requisite approvals, authorizations, consents, orders, licenses, permits, qualifications, exemptions or waivers by any third party or Governmental Entity. In addition, no party hereto shall take any action after the date hereof that could reasonably be expected to materially delay the obtaining of, or result in not obtaining, any permission, approval or consent from any Governmental Entity or other Person required to be obtained prior to the Initial Closing.

        (b)   The Initial Sellers shall use their reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done and cooperate with each other in order to do, all things necessary, proper or advisable (subject to any applicable laws) to cause the Drag-Along Sellers to sign the Joinder to Share Purchase and Contribution Agreement and to cause the Subsequent Closing to occur. In addition, none of the Initial Sellers shall take any action after the date hereof that could reasonably be expected to materially delay the obtaining of, or result in not obtaining, any permission, approval or consent from any Governmental Entity or other Person required to be obtained prior to Subsequent Closing.

        (c)   In addition to and without limiting the agreements of the Parties contained above, Purchaser and each Initial Seller shall:

            (i)  cooperate with each other in connection with any filing with any antitrust Authority and in connection with resolving any investigation or other inquiry concerning the Transactions commenced by any other Governmental Entity;

           (ii)  use all commercially reasonable efforts to resolve such objections, if any, as may be asserted with respect to the Transactions under any antitrust law; and

          (iii)  advise the other parties promptly of any material communication received by such party from any Governmental Entity regarding any of the Transactions.

          (iv)  the Guarantors will cause the Initial Sellers to elect, within seven days of the date of this Agreement, to determine the number of Sold Shares.

        Section 6.6 Notification of Certain Matters

        (a)   From time to time prior to the Initial Closing, the Parties shall promptly supplement or amend the Guarantors Disclosure Schedule or the Purchaser Disclosure Schedule, as applicable, with respect to any matter arising after the delivery thereof pursuant hereto that, if existing at, or occurring on, the date of this Agreement, would have been required to be set forth or described in the Guarantors Disclosure Schedule or the Purchaser Disclosure Schedule, as applicable. No supplement to or amendment of the Guarantors Disclosure Schedule or the Purchaser Disclosure Schedule, as applicable, made after the execution hereof pursuant to this section or otherwise shall be deemed to cure any breach of any representation of or warranty made pursuant to this Agreement.

        (b)   Each Party shall give notice to the other Party promptly after becoming aware of (i) the occurrence or non-occurrence of any event whose occurrence or non-occurrence would be likely to cause either (A) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Initial Closing Date or (B) any condition set forth in ARTICLE VII to be unsatisfied in any material respect at any time from the date hereof to the Initial Closing Date and (ii) any material failure of the Initial Sellers, or the Company, Company Subsidiaries, or any of their respective officers, directors, employees or agents thereof on the one hand, or any material failure of Purchaser, Purchaser Subsidiaries, or any of their respective officers, directors, employees or agents thereof on the other hand, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied hereunder; provided, however, that (x) the delivery of any notice pursuant to this section shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice and (y) the failure to give such notice shall not be required from and after the time the Party to whom such notice is to be given has actual knowledge of the information required to be included in such notice.

        Section 6.7 Public Announcements

        Except as required by applicable laws or regulations, neither the Sellers, the Company and Company Subsidiaries on the one hand nor Purchaser and Purchaser Subsidiaries on the other hand shall be permitted to make any public statement or announcement with respect to this Agreement or the Transactions without the prior written consent of the other Party, which consent shall not be unreasonably delayed or withheld. If either Sellers, the Company or Company Subsidiaries on the one hand or Purchaser or Purchaser Subsidiaries on the other hand are required to make such public statement or announcement by applicable laws or regulations, such Party shall promptly notify and consult with the other Party before making any such public statement or announcement. For the avoidance of doubt, it is expressly agreed that all Parties shall be entitled to make reference to the basic elements of this transaction as part of their track record in any future written communications setting forth their track record generally in a manner substantially consistent with Exhibit 6.7.

        Section 6.8 Confidentiality of Information

        The Parties shall not use, and shall cause their Affiliates not to use, for any purpose or disclose to any Person any nonpublic confidential or proprietary information relating to the Company or any of Company Subsidiaries on the one hand and Purchaser and Purchaser Subsidiaries on the other hand, their respective businesses and operations, or any of their assets, unless compelled to disclose by judicial or administrative process or, in the opinion of legal counsel, by other Requirements of Law. In the event a Party or any of its Affiliates is required to disclose any such information under applicable laws or regulations, such Person shall, promptly notify the other Party of such requirement so that the other Party may seek an appropriate order of injunction in expedited proceedings. For the avoidance of doubt, it is expressly agreed that all Parties shall be entitled to make reference to the basic elements of this transaction as part of their track record in any future written communications setting forth their track record generally in a manner substantially consistent with Exhibit 6.7.

        Section 6.9 No Solicitation of Competing Transaction

        Neither Initial Sellers, the Company or Company Subsidiaries nor their respective Affiliates shall (and Sellers shall cause the officers, directors, employees, Representatives and agents of the Company, each of Company Subsidiaries and each of their Affiliates, including investment bankers, attorneys and accountants, not to), directly or indirectly, encourage, solicit, initiate or participate in discussions or negotiations with, or provide any information to, any Person or group (other than Purchaser, any of its Affiliates or Representatives) concerning any acquisition proposal. None of the Initial Sellers shall, and each of them shall cause the Company and Company Subsidiaries not to, enter into any agreement with respect to any acquisition proposal.

        Upon execution of this Agreement, each Initial Seller shall, and shall cause the Company to immediately cease any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing and each Seller shall, and shall cause the Company or Company Subsidiaries to request (or if either of them has the contractual right to do so, demand) the return of all documents, analyses, financial statements, projections, descriptions and other data previously furnished to others in connection with the Initial Sellers' efforts to sell the Company or Company Subsidiaries. Initial Sellers shall and shall cause the Company to immediately notify Purchaser of the existence of any proposal or inquiry received by the Company, Company Subsidiaries or Initial Sellers, and immediately communicate to Purchaser the terms of any proposal or inquiry which any of them may receive (and shall immediately provide to Purchaser copies of any written materials received by the Company, Company Subsidiaries and Initial Sellers in connection with such proposal, discussion, negotiation or inquiry) and the identity of the party making such proposal or inquiry.

        Section 6.10 General Meeting of Shareholders

        The Company management board shall call a general meeting of the shareholders to be held as soon as possible after the Initial Closing and in any way no later than nineteen (19) days thereafter, in order to amend the terms and conditions of the 2003, 2004 and 2005 option plans so as to render them compatible with the Liquidity Agreement and the Purchaser shall vote in favor of such amendments during such general meeting.

        Section 6.11 Restrictions on Transfer of Purchaser Share

        Each Seller agrees that it will comply with all applicable laws on securities offering and therefore, will not offer, sell, transfer, pledge, assign, encumber, hypothecate or otherwise dispose of any of the Purchaser shares received by such Seller except pursuant to (i) a registration statement with respect to such shares that is effective under the Securities Act or applicable securities law, or (ii) any exemption from registration under the Securities Act, or applicable securities law, relating to the disposition of securities, including Rule 144 under the Securities Act, provided an opinion of counsel is furnished to the Purchaser, in form and substance reasonably satisfactory to the Purchaser, to the effect that an exemption from the registration requirements of the Securities Act and applicable securities law is available. Each Seller authorizes and directs the Purchaser not to register any transfer of the Purchaser shares not made in accordance with the foregoing.

ARTICLE VII

CONDITIONS

        Section 7.1 Conditions to Each Party's Obligation to Effect the Initial Closing

        The respective obligations of each Party to effect the Initial Closing shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions:

        (a)   Statutes; Court Orders

        No statute, rule, regulation or decision shall have been issued, enacted or promulgated by any Governmental Entity which prohibits, prevents or precludes the consummation of the Closing; and there shall be no order or injunction of a court of competent jurisdiction in effect precluding or prohibiting consummation of the Closing;

        (b)   Directors Description and Auditor's Certificate

        The Directors Description and the Auditor's Certificate shall have been issued in conformity with Dutch law.

        Section 7.2 Conditions to Obligation of Purchaser to Effect the Initial Closing

        The obligations of Purchaser to consummate the Initial Closing shall be subject to the satisfaction on or prior to the Initial Closing Date of each of the following conditions. The following conditions are for the sole benefit of Purchaser, may be waived by Purchaser, in whole or in part, at any time and from time to time in the sole discretion of Purchaser, The failure by Purchaser at any time to exercise any of the following rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

        (a)   Material Adverse Change

        There shall not have occurred any material adverse change (or any development that, insofar as reasonably can be foreseen, is reasonably likely to result in any material adverse change), in the financial condition, assets, liabilities, businesses, results of operations or prospects of the Company or any of Company Subsidiaries. For the avoidance of doubt, any item disclosed in the Guarantor's Disclosure schedule shall not be considered a "material adverse change."

        (b)   Ownership of the Shares

        Initial Sellers shall be the owners of all of the Initial Shares, free of all Encumbrances.

        (c)   Consents Obtained

        All material consents of any Person necessary to the consummation of the Initial Closing and the other Transactions, including consents from parties to loans, Material Contracts, leases or other agreements and consents from governmental agencies, shall have been obtained, and a copy of each such consent shall have been provided to Purchaser at or prior to the Initial Closing.

        (d)   Representations and Warranties

        All of the Sellers' representations and warranties and Guarantors' representations and warranties set forth in this Agreement that are qualified as to materiality shall be true and complete in all respects and any such representation or warranty that is not so qualified shall be true and complete in all material respects, in each case as of the date of this Agreement and as of the Initial Closing Date, except that the representations and warranties that by their terms speak as of a specific date shall be true and complete in all respects as of such date.

        (e)   Sellers' Breach

        None of the Sellers shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant to be performed or complied with by such Seller under this Agreement.

        (f)    Employment, Consulting and Other Agreements

        Each Seller listed in Exhibit 2.1(b)(x) shall have delivered to Purchaser an employment consulting and/or other agreement in a form to be mutually agreed upon by such Seller and Purchaser, duly executed by such Seller.

        (g)   Redemption of Bonds

        All Bonds shall have been validly redeemed and exchanged for Preferred Shares of the Company.

        (h)   New Shareholders' Agreement

        Each Initial Seller shall have executed and delivered to Purchaser the New Shareholders' Agreement in the form attached hereto as Exhibit 7.2(i) (the "New Shareholders' Agreement").

        (i)    Powers of Attorney Sellers

        Each Initial Seller shall have executed and delivered to the Notary the powers of attorney (certified and apostilled to the extent required) to execute the Deed of Issuance and the Deed of Pledge.

        (j)    Minimum Closing Date Cash

        The Company shall have Closing Date Cash at least equal to the Minimum Closing Cash Amount.

        (k)   Initial Sellers' Spousal Consents

        The spouses of the Initial Sellers who are natural persons, if applicable, shall have duly approved the Transactions, which consent can be provided by such spouses counter-signing the powers of attorney delivered to the Sellers Representative.

        Section 7.3 Conditions to Obligation of the Initial Sellers to Effect the Closing

        The obligations of the Initial Sellers to consummate the Initial Closing shall be subject to the satisfaction on or prior to the Initial Closing Date of each of the following conditions. The following conditions are for the sole benefit of the Initial Sellers, may be waived by the Initial Sellers, in whole or in part, at any time and from time to time in the sole discretion of the Initial Sellers. The failure by the Initial Sellers at any time to exercise any of the following rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

        (a)   Material Adverse Change

        There shall not have occurred any material adverse change (or any development that, insofar as reasonably can be foreseen, is reasonably likely to result in any material adverse change), in the financial condition, assets, liabilities, businesses or results of operations of Purchaser and Purchaser Subsidiaries. For the avoidance of doubt, any item disclosed in the Purchaser's Disclosure Schedule shall not be considered a "material adverse change."

        (b)   Ownership of the Shares

        Fox Paine shall be the direct or indirect owner of not less than 95% of the issued and outstanding shares of the Purchaser (after giving effect to the ordinary shares issuable upon conversion of Purchaser's existing convertible subordinated debentures).

        (c)   Consents Obtained

        The consents set forth on Section 7.3(c) of the Purchaser Disclosure Schedule shall have been obtained, and a copy of each such consent shall have been provided to the Initial Sellers at or prior to the Initial Closing.

        (d)   Representations and Warranties

        All of the representations and warranties of Purchaser set forth in this Agreement that are qualified as to materiality shall be true and complete in all respects and any such representations and warranties that are not so qualified shall be true and complete in all material respects, in each case as of the date of this Agreement and as of the Initial Closing Date, except that the representations and warranties that by their terms speak as of a specific date shall be true and complete in all respects as of such date.

        (e)   Purchaser Breach

        Purchaser shall not have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant to be performed or complied with by it under this Agreement.

        (f)    New Shareholders' Agreement

        Purchaser shall have executed and delivered to the Sellers the New Shareholders' Agreement in the form attached hereto as Exhibit 7.2(i).

        (g)   Amendment of Management Agreement

        The parties thereto shall have executed and delivered the amended and restated management agreement in the form attached as Exhibit 7.3(g).

        (h)   Liquidity Agreement

        Purchaser shall have executed and delivered the Liquidity Agreement to the Option and Warrant Holders in the form attached hereto as Exhibit 1.1(c).

        (i)    Power of Attorney Purchaser

        Purchaser shall have executed and delivered to the Notary the power of attorney to execute the Deed of Issuance and the Deed of Pledge.

ARTICLE VIII

TERMINATION

        Section 8.1 Termination

        The Transactions may be terminated or abandoned at any time prior to the Initial Closing Date:

        (a)   By the mutual written consent of Purchaser and Initial Sellers.

        (b)   By Purchaser or Initial Sellers if any Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their reasonable efforts to lift), which permanently restrains, enjoins or otherwise prohibits the acquisition by Purchaser of the Initial Shares and such order, decree, ruling or other action shall have become final and non-appealable.

        (c)   By Purchaser:

            (i)  if any Initial Seller shall have breached any representation, warranty, covenant or other agreement contained in this Agreement which would give rise to the failure of a condition set forth in ARTICLE VII; or

           (ii)  on or after August 31, 2006, if the Initial Closing shall not have theretofore occurred and if the failure of the Initial Closing to occur is not the result of a breach of a representation, warranty or covenant by Purchaser.

        (d)   By Initial Sellers:

            (i)  if Purchaser shall have breached in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach cannot be or has not been cured within thirty (30) days after the giving of written notice by Sellers to Purchaser specifying such breach; or

           (ii)  on or after August 31, 2006, if the Initial Closing shall not have theretofore occurred and if the failure of the Initial Closing to occur is not the result of a breach of a representation, warranty or covenant by any Initial Seller.

        Section 8.2 Effect of Termination

        In the event of the termination or abandonment of the Transactions by any party hereto pursuant to the terms of this Agreement, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination or abandonment of the Transactions is made, and there shall be no liability or obligation thereafter on the part of Purchaser, Sellers, the Company or Company Subsidiaries except (a) for fraud or for breach of the covenants in this Agreement prior to such termination or abandonment of the Transactions and (b) as set forth in Section 12.1.

ARTICLE IX

INDEMNIFICATION

        Section 9.1 Purchaser's Indemnification by Guarantors; Remedies

        (a)   Each of the Guarantors shall, acting severally, but not jointly, in the proportions set forth in Annex 3 attached hereto, indemnify, defend and hold harmless Purchaser Indemnified Persons from and against and in respect of all losses, liabilities, damages, judgments, settlements and reasonable expenses (including interest and penalties recovered by a third party with respect thereto and reasonable attorneys' fees and expenses and reasonable accountants' fees and expenses incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of the rights of Purchaser arising under Section 9.1 (the "Purchaser Losses") incurred by the Company, Company Subsidiaries or any of the Purchaser Indemnified Persons that arise out of:

            (i)  Any net increase of the liabilities of the Company or Company Subsidiaries, any net decrease of the assets of the Company or Company Subsidiaries (x) resulting from any facts or circumstances that occurred prior to the Closing Date and (y) that have not been regularly and adequately accounted for in the Company's or the Company Subsidiaries' financial statements in accordance with French or Foreign GAAP, as applicable, as of the dates by reference to which such financial statements were prepared;

           (ii)  any breach or violation by Guarantors of any of Guarantors' representations and warranties contained in, made by or pursuant to this Agreement, other than pursuant to Section 3.7;

          (iii)  any breach or violation by Guarantors of any of Guarantors' representations and warranties contained in Section 3,7; and

          (iv)  any breach or violation by Guarantor of any of Guarantors' covenants contained in, made by or pursuant to this Agreement.

        (b)   Limitations

            (i)  Guarantors' indemnification obligations under (A) Section 9.1(a)(i) and Section 9.1(a)(ii) shall survive for twenty-four (24) months after the Subsequent Closing Date; provided that Guarantors' indemnification obligations relating to tax matters shall survive until the 60th day after the expiration of the applicable statute of limitations, and (B) Section 9.1(a)(iii) and Section 9.1 (a)(iv) shall survive indefinitely. No claim for the recovery of any Purchaser Losses may be asserted by any Purchaser Indemnified Person after the expiration of the applicable indemnification period; provided, however, that claims asserted in writing by any Purchaser Indemnified Person with reasonable specificity prior to the expiration of the applicable indemnification period shall not thereafter be barred by the expiration of the applicable indemnification period.

           (ii)  Guarantors' indemnification obligations under Section 9.1(a)(ii) shall not be triggered unless and until (x) each individual Purchaser Losses exceeds an individual amount of twenty-five thousand U.S. dollars (U.S. $25,000) (the "Guarantor Threshold") and (y) the aggregate amount of all Purchaser Losses exceeds two hundred and fifty thousand U.S. dollars (U.S. $250,000), at which point Guarantors will be obligated to indemnify Purchaser Indemnified Person from and against Purchaser Losses in excess thereof (the "Guarantor Deductible"); provided, however, all Purchaser Losses, including all Purchaser Losses not indemnified solely due to the failure to satisfy the Guarantor Threshold other than the four largest Purchaser Losses that were not indemnified solely due to the failure to satisfy the Guarantor Threshold, shall be applied to satisfy the Guarantor Deductible.

          (iii)  In the event that any Purchaser Indemnified Party shall suffer any Purchaser Losses, Purchaser shall only have the right to repurchase Purchaser Shares or Convertible Subordinated Debentures from the Guarantors (other than the Mallets) or the Company Preferred Stock from the Mallets at a price equal to the Repurchase FMV in the amounts set forth on Section 9.1. Any and all payments under this Section 9.1 and Section 10.1 shall occur exclusively by means of set-off on the same day of amounts to be paid to repurchase the securities from the Guarantors in accordance with this Section 9.1(b)(iii). On the twenty-four (24) month anniversary of the Subsequent Closing Date, the Company shall release the Guarantors' obligations under the Deed of Pledge and the Debenture Pledge, unless there are pending claims for indemnification at that time. The aggregate amount of any and all payments pursuant to this Section 9.1 and Article X shall not exceed U.S. $10,000,000 (calculated at the Repurchase FMV) and in any event, the number of Ordinary Shares, Company Preferred Stock and Convertible Subordinated Debentures which may be repurchased pursuant to the provisions of this Article IX shall not exceed an aggregate of 1,092,897 (which can include up to 23,878 shares of Company Preferred Stock, in the case of Mallets), which are covered by the Deed of Pledge and pledge agreements.

          (iv)  The Parties agree that Purchaser Losses which consist of reasonable attorney's fees and expenses incurred by Purchaser in investigating or defending any third party claim shall give rise to indemnification, subject to the limitations set forth in Section 9.1(b) which shall apply.

           (v)  Any deficiency assessed by the Tax authorities whose sole effect is to shift a Tax liability from one fiscal year to another shall give rise to indemnification by the Guarantors only insofar as the Company or the Company Subsidiaries are required to pay a penalty or interest charge in relation thereto.

          (vi)  Any deficiency assessed with regard to a Tax, such as a value-added Tax, which is recoverable shall give rise to indemnification by the Guarantors only insofar as the Company or the Company Subsidiaries are required to pay a penalty or interest charge in relation thereto.

         (vii)  Any indemnification due by the Guarantors shall be calculated taking into account (a) the effect of any actual Tax savings realized by the Company and the Company Subsidiaries as a result of the Tax deductibility of the relevant Purchaser Loss; and (b) the effect of the taxation of any such indemnification so that the Company or the relevant Company Subsidiary or the Purchaser shall be in the same position as it would have been should the Purchaser Loss have not occurred.

        (viii)  The provisions of this Section 9.1 shall apply, to the full extent set forth herein with respect to Company Preferred Stock, Purchaser Shares and Convertible Subordinated Debentures, to any and all shares of capital stock or other securities of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) that may be issued in respect of, in exchange for, or in substitution of, the Company Preferred Stock, the Convertible Subordinated Debentures and the Purchaser Shares, or that may be issued by reason of any stock dividend, stock split, reverse stock split, combination, recapitalization, reclassification or otherwise, including shares issued upon conversion or redemption of the Convertible Subordinated Debentures or exchange of the Mallet Preferred, with appropriate adjustments to the Repurchase FMV. Upon the occurrence of any of such events, numbers of shares and amounts hereunder and any other appropriate terms shall be appropriately adjusted.

        (c)   Notice of Claim; Defense

        Purchaser shall give Guarantors' Representative prompt notice of any third-party claim that may give rise to any indemnification obligation under this Section 9.1, together with the estimated amount of such claim, and Guarantors' Representative shall have the right to assume the defense (at the Purchaser's expense, which expenses shall constitute Purchaser's Losses) of any such claim through counsel of Guarantors' Representative's own choosing by so notifying Purchaser within sixty (60) days of the first receipt by Guarantors' Representative of such notice from Purchaser; provided, however, that any such counsel shall be reasonably satisfactory to Purchaser. Failure to give such notice shall not affect the indemnification obligations hereunder in the absence of actual and material prejudice. If Guarantors' Representative assumes such defense, Purchaser shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by Guarantors' Representative. If, under applicable standards of professional conduct, a conflict with respect to any significant issue between any Purchaser Indemnified Person and Guarantors' Representative exists in respect of such third-party claim, the Purchaser shall pay the reasonable fees and expenses of such additional counsel as may be required to be retained in order to resolve such conflict. The reasonable fees and expenses of counsel employed by Purchaser for any period during which Guarantors' Representative has not assumed the defense of any such third-party claim (other than during any period in which the Sellers Representatives will have failed to give notice of the third-party claim as provided above). If Guarantors' Representative assumes such defense, Purchaser shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by Guarantors' Representative. If Guarantors' Representative chooses to defend or prosecute a third-party claim, Purchaser shall cooperate in the defense or prosecution thereof, which cooperation shall include, to the extent reasonably requested by Guarantors' Representative, the retention, and the provision to Guarantors' Representative, of records and information reasonably relevant to such third-party claim, and making employees of the Company available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder. If Guarantors' Representative chooses to defend or prosecute any third-party claim, Purchaser shall agree to any settlement, compromise or discharge of such third-party claim that Guarantors' Representative may recommend and that, by its terms, discharges Purchaser and the Purchaser Affiliates from the full amount of liability in connection with such third-party claim; provided, however, that, without the consent of Purchaser, Guarantors' Representative shall not consent to, and Purchaser shall not be required to agree to, the entry of any judgment or enter into any settlement that (i) provides for injunctivc or other non-monetary relief affecting Purchaser or any Affiliate of Purchaser; (ii) does not include as an unconditional term thereof the giving of a release from all liability with respect to such claim by each claimant or plaintiff to each Purchaser Indemnified Person that is the subject of such third-party claim; or (iii) provides for monetary relief that is not indemnified under this ARTICLE IX by the Guarantors.

        (d)   Tax Effect of Indemnification Payments

        All indemnity payments made by Guarantors to Purchaser Indemnified Persons, pursuant to this Agreement shall be treated for all Tax purposes as a reduction of the Purchase Price of the Shares.

        (e)   Effect of Investigation

        The right to indemnification, payment of Purchaser Losses or for other remedies based on any representation, warranty, covenant or obligation of Sellers or Guarantors contained in or made pursuant to this Agreement or the Closing documents shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the date the Closing occurs, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation. The waiver of any condition to the obligation of Purchaser to consummate the Transactions, where such condition is based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, shall not affect the right to indemnification, payment of Purchaser Losses, or other remedy based on such representation, warranty, covenant or obligation.

        (f)    Survival of Indemnification Claims

        The indemnification obligations set forth in this Section 9.1 shall survive the Subsequent Closing.

        (g)   Survival of Covenants, Representations and Warranties

        Each of the covenants, representations and warranties of Guarantors in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall be valid as of the Initial Closing Date.

        (h)   Payment of the Indemnification

        Any indemnification due by Guarantors in accordance with this Section 9.1 shall be paid by Guarantors in accordance with Section 9.1(b)(iii) above, within sixty (60) days from the date of receipt of the claim made hereunder by Purchaser, or should Guarantors challenge such claim within such period, within sixty (60) days from the date at which the Purchaser Losses if finally quantified (either by settlement between the Parties or by a final and binding decision ("Due Date").

        Section 9.2 Purchaser's Indemnification by Sellers

        (i)    Each of the Sellers shall, acting severally, but not jointly, indemnify, defend and hold harmless Purchaser Indemnified Persons from and against and in respect of all losses, liabilities, damages, judgments, settlements and reasonable expenses (including interest and penalties recovered by a third party with respect thereto and reasonable attorneys' fees and expenses and reasonable accountants' fees and expenses incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of the rights of Purchaser arising under ARTICLE IV, and including any Tax liability incurred by the Company or any of the Purchaser Indemnified Persons in connection with the receipt of any amounts paid under Section 9.2) incurred by the Company, Company Subsidiaries or any of the Purchaser Indemnified Persons that arise out of any breach or violation by such Seller of any of such Sellers representations and warranties contained in, made by or pursuant to this Agreement.

        Section 9.3 Seller's Indemnification; Remedies

        (a)   Purchaser shall indemnify, defend and hold harmless Seller Indemnified Persons from and against and in respect of all losses, liabilities, damages, judgments, settlements and reasonable expenses (including interest and penalties recovered by a third party with respect thereto and reasonable attorneys' fees and expenses and reasonable accountants' fees and expenses incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of the rights of Sellers arising under Section 9.3 (the "Seller Losses") incurred by Sellers or any of the Seller Indemnified Persons that arise out of any breach or violation by Purchaser of any of Purchaser's representation and (i) warranties and covenants contained in, made by or pursuant to this Agreement, other than Section 5.4 and (ii) any breach or violation by Purchaser of any Purchaser's representations and warranties contained in Section 5.4.

        (b)   Limitations

            (i)  Purchaser's indemnification obligations under Section 9.3(b)(i) shall survive until twenty-four (24) months after the Initial Closing Date, provided that Purchaser's indemnification obligations relating to tax matters and environmental matters shall survive until the 60th day after the expiration of the applicable statute of limitations. No claim for the recovery of any Purchaser Losses may be asserted by any Seller Indemnified Person after the expiration of the applicable indemnification period; provided, however, that claims asserted in writing by any Seller Indemnified Person with reasonable specificity prior to the expiration of the applicable indemnification period shall not thereafter be barred by the expiration of the applicable indemnification period.

           (ii)  Purchaser's indemnification obligations under Section 9.3(a) shall not be triggered unless and until (X) each individual Seller Losses exceeds an individual amount of twenty-five thousand U.S. dollars (U.S. $25,000) (the "Purchaser Threshold") and (Y) the aggregate amount of all Seller Losses exceeds two hundred and fifty thousand U.S. dollars (U.S. $250,000), at which point Purchaser will be obligated to indemnify Seller Indemnified Person from and against Seller Losses in excess thereof (the "Deductible"), provided, however, all Seller Losses, including all Seller Losses not indemnified solely due to the failure to satisfy the Guarantor Threshold other than the four largest Seller Losses that were not indemnified solely due to the failure to satisfy the Purchaser Threshold, shall be applied to satisfy the Guarantor Deductible.

          (iii)  Any and all payments under this Section 9.3 and Section 10.2 shall occur exclusively by means of the exercise by the Sellers of the option hereby granted to the Sellers to buy up to 819,672 newly issued Ordinary Shares and up to 273,224 Convertible Subordinated Debentures for one euro cent (€ 0.01) each. The number of such Ordinary Shares and Convertible Subordinated Debentures that may be purchased will equal the amount of Seller Losses divided by the Repurchase FMV. The aggregate amount of any and all payments by the Purchaser (to be satisfied through exercise of such option) pursuant to this Section 9.3 and Article X shall not exceed U.S. $10,000,000.

          (iv)  Any deficiency assessed by the Tax authorities whose sole effect is to shift a Tax liability from one fiscal year to another shall give rise to indemnification by the Purchaser only insofar as the Purchaser or the Purchaser Subsidiaries are required to pay a penalty or interest charge;

           (v)  Any deficiency assessed with regard to a Tax, such as a value-added Tax, which is recoverable shall give rise to indemnification by the Purchaser only insofar as the Purchaser or the Purchaser Subsidiaries are required to pay a penalty or interest charge in relation thereto;

          (vi)  Any indemnification by the Purchaser shall be calculated taking into account the effect of any Tax savings realized by the Purchaser and the Purchaser Subsidiaries as a result of the Tax deductibility of the relevant Seller Loss.

         (vii)  The provisions of this Section 9.3 shall apply, to the full extent set forth herein with respect to Purchaser Shares, to any and all shares of capital stock or other securities of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) that may be issued in respect of, in exchange for, or in substitution of, the Purchaser Shares, or that may be issued by reason of any stock dividend, stock split, reverse stock split, combination, recapitalization, reclassification or otherwise, with appropriate adjustments to the Repurchase FMV. Upon the occurrence of any of such events, numbers of shares and amounts hereunder and any other appropriate terms shall be appropriately adjusted.

        (c)   Notice of Claim; Defense

        The Sellers Representatives shall give Purchaser prompt notice of any third-party claim that may give rise to any indemnification obligation under this Section 9.3, together with the estimated amount of such claim, and Purchaser shall have the right to assume the defense (at the Purchaser's expense) of any such claim through counsel of Purchaser's own choosing by so notifying the Sellers Representatives within sixty (60) days of the first receipt by Purchaser of such notice from the Sellers Representatives. Failure to give such notice shall not affect the indemnification obligations hereunder in the absence of actual and material prejudice. If, under applicable standards of professional conduct, a conflict with respect to any significant issue between any Seller Indemnified Person and Purchaser exists in respect of such third-party claim, Purchaser shall pay the reasonable fees and expenses of such additional counsel as may be required to be retained in order to resolve such conflict. Purchaser shall be liable for the reasonable fees and expenses of counsel employed by Purchaser for any period during which Purchaser has not assumed the defense of any such third-party claim (other than during any period in which Purchaser will have failed to give notice of the third-party claim as provided above). If Purchaser assumes such defense, Sellers shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by Purchaser. If Purchaser chooses to defend or prosecute a third-party claim, Sellers shall cooperate in the defense or prosecution thereof, which cooperation shall include, to the extent reasonably requested by Purchaser, the retention, and the provision to Purchaser, of records and information reasonably relevant to such third-party claim, and making employees of the Company available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder. If Purchaser chooses to defend or prosecute any third-party claim, Sellers shall agree to any settlement, compromise or discharge of such third-party claim that Purchaser may recommend and that, by its terms, discharges Sellers and their Affiliates from the full amount of liability in connection with such third-party claim; provided, however, that, without the consent of the Sellers Representative, Purchaser shall not consent to, and the Sellers Representative shall not be required to agree to, the entry of any judgment or enter into any settlement that (i) provides for injunctive or other non-monetary relief affecting Sellers or any Affiliate of Sellers; (ii) does not include as an unconditional term thereof the giving of a release from all liability with respect to such claim by each claimant or plaintiff to each Seller Indemnified Person that is the subject of such third-party claim; or (iii) provides for monetary relief that is not indemnified under this Section 9.3 by the Purchaser.

        (d)   Effect of Investigation

        The right to indemnification, payment of Seller Losses or for other remedies based on any representation, warranty, covenant or obligation of Purchaser contained in or made pursuant to this Agreement or the Closing documents shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the date the Initial Closing occurs, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation. The waiver of any condition to the obligation of Sellers to consummate the Transactions, where such condition is based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, shall not affect the right to indemnification, payment of Seller Losses, or other remedy based on such representation, warranty, covenant or obligation.

        (e)   Survival of Indemnification Claims

        The indemnification obligations set forth in this Section 9.3 shall survive the Subsequent Closing.

        (f)    Survival of Covenants, Representations and Warranties

        Each of the covenants, representations and warranties of Purchaser in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall be valid as of the Initial Closing Date.

        (g)   Payment of the Indemnification

        Any indemnification due by Purchaser in accordance with this Section 9.3 shall be paid by Purchaser in accordance with Section 9.3(b)(iii) above, within sixty (60) days from the date of receipt of the claim made hereunder by the Sellers Representative, or should Purchaser challenge such claim within such period, within sixty (60) days from the date at which the Seller Losses if finally quantified (either by settlement between the Parties or by a final and binding decision ("Due Date").

ARTICLE X

TAX MATTERS

        Section 10.1 Purchaser's Tax Indemnification

        Each Guarantor shall severally, but not jointly, indemnify, defend and hold harmless Purchaser Indemnified Persons from and against and in respect of all Purchaser Losses incurred by the Company, its Subsidiaries or any of the Seller Indemnified Persons that arise out of:

            (i)  All Tax Claims;

           (ii)  any breach of or inaccuracy in any representation or warranty contained in Section 3.26 of this Agreement; and

          (iii)  any breach by the Guarantors or the Guarantors' Representative or the failure by the Guarantors or Guarantors' Representative to perform any of the covenants made by them or agreements entered into contained in this Article X.

        If the same facts are indemnifiable under clause (i) and (ii), they will be indemnified only once at the highest amount.

        Section 10.2 Sellers' Tax Indemnification

        Purchaser shall indemnify, defend and hold harmless Seller Indemnified Persons from and against and in respect of all Seller Losses incurred by Sellers any of the Purchaser Indemnified Persons that arise out of:

            (i)  any breach of or inaccuracy in any representation or warranty contained in Section 5.22 of this Agreement; and

           (ii)  any breach by the Purchaser or the failure by the Purchaser to perform any of the covenants made by them or agreements entered into contained in this Article X.

        Section 10.3 Tax Returns

        The Guarantors' Representative shall timely file or cause to be timely filed when due (taking into account all extensions properly obtained) all Tax Returns that are required to be filed by or with respect to the Company and its Subsidiaries on or before the Closing Date and shall remit or cause to be remitted any Taxes shown to be due in respect of such Tax Returns. The Purchaser shall timely file or cause to be timely filed when due (taking into account all extensions properly obtained) all Tax Returns that are required to be filed by or with respect to the Company and its Subsidiaries after the Closing Date, and shall remit or cause to be remitted any Taxes shown to be due in respect of such Tax Returns.

        Section 10.4 Contest Provisions

        In the event that after the Closing any Governmental Entity informs either the Guarantors' Representative (or the Sellers) or the Purchaser (or the Company or its Subsidiaries) of any proposed or actual audit, examination, adjustment, claim, assessment, or demand concerning the amount of Taxes of the Company or any Subsidiary (an "Audit") with respect to any periods closed before the Closing Date ("Pre-Closing Period"), the party so informed shall notify each other party of such matter within ten (10) Business Days after receiving such notice. No failure or delay in informing the other party shall reduce or otherwise affect the obligations or liabilities of any party hereto, except to the extent such failure or delay shall have materially and adversely affected the recipient party's ability to defend against any liability or claim with respect to such Taxes. Any notice shall be accompanied by a copy of any written notice or other document received from the applicable Governmental Entity with respect to such matter. So long as the Guarantors' Representative diligently does so, the Guarantors' Representative shall have the right to control, at its expense, the contest of the portions of such Audit for any Pre-Closing Period; provided, however, that if the Guarantors' Representative elects to control the contest, the Company and the Purchaser shall have the right, at their expense, to participate in such contest. For avoidance of doubt, the Purchaser and the Company (and not the Guarantors' Representative) shall have the sole right to control the contest of the portion of any Audit for the period open before and closed after the Closing Date and periods closed thereafter. No party hereto shall agree or settle or compromise any issue related to Taxes of the Company or its Subsidiaries with respect to any Pre-Closing Period, which settlement or compromise would have any adverse impact on the liability for Taxes hereunder of any other party, without such other party's consent (which consent shall not be unreasonably withheld or delayed).

        Section 10.5 Assistance and Cooperation

        The Guarantors' Representative, the Sellers, and the Purchaser agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information (including access to books and records) and assistance relating to the Company and each Subsidiary as is reasonably requested for the filing of any Tax Returns, for the preparation of any audit and for the prosecution or defense of any Tax claim. The Guarantors' Representative, the Sellers, and the Purchaser agree that each shall preserve and keep all books and records with respect to Taxes and Tax Returns of the Company and each Subsidiary in such party's possession as of the Closing Date, or as later come into such party's possession, until the expiration of the applicable statute of limitations. Any information obtained under this Section 10.5 shall be kept confidential except (i) as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding or (ii) with the consent of the both of the Guarantors' Representative or the Purchaser, as the case may be.

        Section 10.6 Survival

        Guarantors' indemnification obligations under Section 10.1 and Purchaser's indemnification obligations under Section 10.2 shall survive until the 60th day after the expiration of the applicable statute of limitations.

        Section 10.7 Conflicts

        This ARTICLE X and not ARTICLE IX shall govern all claims for indemnification for Taxes under this Agreement.

ARTICLE XI

DEFINITIONS AND INTERPRETATION

        Section 11.1 Definitions

        For all purposes of this Agreement, except as otherwise expressly provided or unless the context clearly requires otherwise:

        "2006 Gross Revenue Budget" shall mean U.S.$33,353,000.

        "Accounts Receivables" shall have the meaning ascribed to it in Section 3.30(a).

        "Affiliate" shall mean, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such first Person. The term "control" (including its correlative meanings "controlled by" and "under common control with") shall have the meaning ascribed thereto in Article L. 233-3 of the French Commercial Code (Code de commerce).

        "Agreement" or "this Agreement" shall mean this Share Purchase Agreement, together with the Exhibits and Annexes hereto and the Disclosure Schedule.

        "ASGA" shall mean the Association Scientifique pour la Geologie et ses Applications.

        "Annex" shall mean an annex to this Agreement.

        "Audit" shall have the meaning ascribed to it in Section 10.4.

        "Auditor's Certificate" shall mean the certificate issued by a Dutch auditor in respect of the Directors Description, in accordance with Section 2:204b j° 2:204a of the Dutch Civil Code.

        "Board" shall mean the board of supervisory directors of the Company.

        "Bonds" shall have the meaning ascribed to it in Section 3.7.

        "Business Days" shall mean a day on which banks are open for business in France and in the State of New York.

        "Cash Payment" shall have the meaning ascribed to it in Section 1.3(b)

        "Closing Amount" shall have the meaning ascribed to it in Section1.3(a)

        "Closing Schedule" shall have the meaning ascribed to it in Section 1.2

        "Closing Date Cash" shall signify the (i) cash held by the Company and the Company Subsidiaries as of midnight on the business day prior to the Initial Closing and (ii) the amount of the Accounts Receivables.

        "Company Asset" shall have the meaning ascribed to it in Section 3.15(a).

        "Company Balance Sheet" shall mean the most recent audited balance sheet of the Company and each of Company Subsidiaries, as applicable, included in the Company Financial Statements.

        "Company Balance Sheet Date" shall mean the date of the Company Balance Sheet.

        "Company Financial Statements" shall have the meaning ascribed to it in Section 3.11.

        "Company Intellectual Property" shall mean Intellectual Property owned, in whole or in part, by the Company or Company Subsidiaries.

        "Company Preferred Stock" shall have the meaning ascribed to it in Section 1.1(b).

        "Company Subsidiary" shall mean, with respect to the Company, any other Person, of which the Company (either alone or through or together with any other Company Subsidiary) owns, directly or indirectly, a majority of the outstanding equity securities or securities carrying a majority of the voting power in the election of the board of directors or other governing body of such Person.

        "Contract" shall mean any contract, agreement, obligation, undertaking, binding commitment, lease, license, mortgage, bond, note, indenture or instrument, whether written or oral, that is legally binding, and relates to the Company or any of Company Subsidiaries.

        "Contributed Shares" shall have the meaning ascribed to it in Section 1.3(b).

        "Contribution Amount" shall have the meaning ascribed to it in Section 1.3(b).

        "Covered Shares" shall have the meaning ascribed to it in Section 1.1(a).

        "Convertible Subordinated Debentures" shall have the meaning ascribed to it in Section 1.3(b).

        "Deed of Issuance" shall mean a notarial deed of issuance of the Contribution Amount or the Per Share Amount per Drag-Along Share, in the form reasonably agreed upon by the Purchaser and the Sellers Representative, to be executed in the Netherlands at the Closing Date before the Notary.

        "Deed of Pledge" shall have the meaning ascribed to it in Section 2.1(b)(xi).

        "Directors' Description" shall mean the description prepared and executed by each of the managing directors of Purchaser in accordance with Section 2:204b j° 2:204a of the Dutch Civil Code, in respect of the contribution of the Shares against the Cash Payment and against the issuance of the Stock Payment.

        "Debenture Pledge Agreement" shall have the meaning ascribed to it in Section 2. l(b)(xii).

        "Defect" shall mean a defect or impurity of any kind, whether in design, manufacture, processing, or otherwise, including any dangerous propensity associated with any reasonably foreseeable use of a product, or the failure to warn of the existence of any defect, impurity, or dangerous propensity.

        "Disclosure Schedule" shall mean the disclosure schedule of even date herewith prepared and signed by the Sellers and delivered to Purchaser simultaneously with the execution hereof.

        "Dispute" shall have the meaning ascribed to it in Section 12.7.

        "Drag-Along Sellers" shall have the meaning ascribed to it in Section 1.1.

        "Drag-Along Shares" shall have the meaning ascribed to it in Section 1.1(a).

        "DSI Patent" shall mean the application filed with the French patent authorities on September 20, 1989, as No. 89 12341, for a method called "DSI" (for "Discrete Smooth Interpolation"), and all issued patents, foreign patents, and patent applications resulting therefrom, as listed on Section 3.20 of the Sellers disclosure Schedule.

        "DSI Patent License" shall mean the license signed November 13, 2003, between the Company, as Licensee, and Total SA, Compagnie Generale de Geophysique, and Jean Laurent Mallet, collectively, as Licensor.

        "Due Date" shall have the meaning ascribed to it in Section 9.1.

        "Earn-Out Fraction" shall mean a fraction in which (x) the numerator is equal to (1) quotient of (A) the EDS 2006 Gross Revenue, divided by (B) the 2006 Gross Revenue Budget, minus (2) 0.8; and (y) a denominator equal to 0.15;

        "Earn-Out Independent Auditor" shall have the meaning ascribed to it in Section 1.6(b).

        "Earn-Out Objection" shall have the meaning ascribed to it in Section 1.6(b).

        "Earn-Out Objection Period" shall have the meaning ascribed to it in Section 1.6(b).

        "Earn-Out Payment Date" shall have the meaning ascribed to it in Section 1.7.

        "Earn-Out Statement" shall have the meaning ascribed to it in Section 1.6(a).

        "EDS 2006 Gross Revenue" shall mean the consolidated gross revenues of the Company for the year ended December 31, 2006, calculated in accordance with French GAAP applying consistently the accounting principles and methods followed by the Company until Initial Closing Date. From the Initial Closing Date through December 31, 2006, the Company shall maintain pricing consistent with its past practices and, in any event, any revenues from contracts entered into after the Initial Closing Date and on or prior to December 31, 2006, shall be excluded from the ED 2006 Gross Revenue if the price of the product or service is discounted more than 30 percent from the most recent list price for such product or service at the Initial Closing Date, unless such a discount is approved by the management board of the Company in advance, which approval shall not be unreasonably withheld.

        "EDS Corp. March 31 Financial Statements" ascribed to it in Section 3.11(c).

        "Employee Plans" shall have the meaning ascribed to it in Section 3.21(g).

        "Employment Agreement" shall have the meaning ascribed to it in Section 7.2(f).

        "Encumbrances" shall mean, with respect to any property, any lien, security interest, mortgage, pledge, hypothecation, charge, claim, option, title defect, restriction or encumbrance relating to that property, of any nature whatsoever, whether consensual, statutory or otherwise, including the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property.

        "Environmental Claim" shall mean any claim, action, cause of action, investigation or written notice by any Governmental Entity alleging actual or potential liability for investigatory, cleanup or governmental response costs, or natural resources or property damages, or personal injuries, attorney's fees or penalties relating to (i) the presence, or release into the environment, of any Materials of Environmental Concern at any location owned or operated by the Company or any of Company Subsidiaries, now or in the past, or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

        "Environmental Law" shall mean each Requirement of Law relating to pollution, protection or preservation of human health or the environment including ambient air, surface water, ground water, land surface or subsurface strata, and natural resources, and including Requirements of Law relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacturing, processing, distribution, use, treatment, generation, storage, containment (whether above ground or underground), disposal, transport or handling of Materials of Environmental Concern, or the preservation of the environment or mitigation of adverse effects thereon and each Requirement of Law with regard to record keeping, notification, disclosure and reporting requirements respecting Materials of Environmental Concern.

        "Financial Institution Sellers" shall mean FCPR Galiléo III, Rothschild & Cie Gestion and Matignon Technologies.

        "Foreign GAAP" shall mean the generally accepted accounting principals applicable to a Person's financial statements.

        "Former Shareholders' Agreement" shall mean the agreement entered into among Sellers terminating the shareholders' agreement dated November 14, 2003 (the "Former Shareholders' Agreement").

        "Fox Paine" shall have the meaning ascribed to it in the recitals.

        "French GAAP" shall mean French generally accepted accounting principles and practices.

        "GOCAD Consortium" shall mean the group of companies, not-for-profit organizations and universities formed to support the development of the GOCAD project.

        "GOCAD Software" shall mean the software described in Exhibit 1.11.

        "Governmental Entity" shall mean any European, national, regional, municipal, local or foreign government or any political subdivision of the foregoing, governmental, regulatory, taxing or administrative entity, authority, agency, commission, ministry or other similar body including any public utility control or public service commission or similar regulatory body, or any court, tribunal, or judicial or arbitral body whether such arbitral body is public or private, or any collecting societies or guilds.

        "Guarantors" shall mean Jean-Claude Dulac, Jean-Laurent Mallet, Danielle Mallet, and Pascal Le Melinaire.

        "Guarantors Disclosure Schedule shall have the meaning ascribed to it in ARTICLE III.

        "Guarantors' Representative" shall mean Pascal Le Melinaire.

        "ICC" shall have the meaning ascribed to it in Section 12.7.

        "Ingrid" shall mean all the software plugins developed by the Company and subject to three deposits referenced as follows;

          —InGrid (version alpha.0) registered by the Company with "1'Agence Pour la Protection des Programmes, 249 rue crimée, 75019 Paris France" (data and software protection agency) under references of Inter Deposit Digital Number: IDDN.FR. 001.260024.000.S.P.2006.000.31500,

          —TGridLab (version alpha.0) registered by the Company with "1'Agence Pour la Protection des Programmes, 249 rue crimée, 75019 Paris France" (data and software protection agency) under references of Inter Deposit Digital Number: IDDN.FR. 001.260023.000.S.P.2006.000.31500,

          —GridLab (version alpha.0) registered by the Company with "1'Agence Pour la Protection des Programmes, 249 rue crimée, 75019 Paris France"(data and software protection agency) under references of Inter Deposit Digital Number: IDDN.FR. 001.260026.000.S.P.2006.000.31500.

        "Indebtedness" shall mean (i) all indebtedness for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (ii) any other indebtedness that is evidenced by a note, bond, debenture or similar instrument, (iii) all obligations under financing leases, (iv) all obligations in respect of acceptances issued or created, (v) all liabilities secured by any lien on any property and (vi) all guarantee obligations.

        "Initial Closing" shall mean the closing referred to in Section 2.1.

        "Initial Closing Date" shall mean the date on which the Initial Closing occurs.

        "Initial Option and Warrant Holders" shall have the meaning ascribed to it in Section 1.1(c).

        "Initial Sellers" shall have the meaning ascribed to it in the recitals.

        "Initial Shares" shall have the meaning ascribed to it in Section 1.1(a).

        "Intellectual Property" shall mean all of the following:

            (i)  trademarks and services marks (registered or unregistered), product configurations, trade names, the names under which the Company and Company Subsidiaries are registered and other names and slogans embodying business or product goodwill or indications of origin, all applications or registrations in and for any jurisdiction pertaining to the foregoing and all goodwill associated therewith;

           (ii)  patentable inventions, discoveries, improvements, ideas, know-how, formula methodology, processes, technology and all applications and patents in and for any jurisdiction pertaining to the foregoing, including reissues, continuations, divisions, continuations-in-part, renewals or extensions;

          (iii)  trade secrets, including confidential and other non-public information, and the right in any jurisdiction to limit the use or disclosure thereof;

          (iv)  registered or unregistered copyrights in writings, designs, literary works, dramatic works, choreographic works, cinematographic works, audiovisual works, paintings, graphic works, musical works, tracks (including but not limited to ringtones and ringback tones) videoclips, pictures, images, computer programs and software (including source code, any documentation and information pertaining to the source code, object code, development documentation (including preparatory material), programming tools, drawings, specifications and data), organigrams, user interfaces and audiovisual effects, mask works or other works, applications or registrations in and for any jurisdiction for the foregoing and all moral rights related thereto;

           (v)  databases and all database rights, including copyright on such databases and sui generis rights pertaining to database producers;

          (vi)  internet Web sites, labels and device trademarks and applications and registrations pertaining thereto;

         (vii)  licenses, immunities, covenants not to sue and the like relating to the foregoing;

        (viii)  books and records describing, or used in connection with, the foregoing;

          (ix)  any priority right attached to the foregoing; and

           (x)  claims or causes of action arising out of, or related to, infringement or misappropriation of the foregoing.

        "IPO" shall mean an underwritten public offering of ordinary shares of Purchaser on any regulated market (such as defined by the European Union applicable rules or such as Nasdaq).

        "Joinder to Share Purchase and Contribution Agreement" shall have the meaning ascribed to it in Section 1.1.

        "Knowledge of Guarantors" concerning a particular subject, area or aspect of the Company or the Company Subsidiaries' business or affairs shall mean the knowledge of each Guarantor, after due inquiry.

        "Knowledge of Purchaser" concerning a particular subject, area or aspect of the Purchaser or the Purchaser Subsidiaries' business or affairs shall mean the knowledge of the executive officers of the Purchaser, after due inquiry.

        "Liquidity Agreement" shall have the meaning ascribed to it in Section 1.1(c).

        "March 31 Balance Sheet" shall have the meaning ascribed to it in Section 3.11(c).

        "March 31 Financial Statements" shall have the meaning ascribed to it in Section 3.11(c).

        "Mallet Shareholders Agreement" shall have the meaning ascribed to it in Section 1.1 (b).

        "Mallets" shall have the meaning ascribed to it in Section 1.1(a).

        "Material Contracts" shall have the meaning ascribed to it in Section 3.17(a).

        "Minimum Closing Date Cash" shall equal U.S. $8,200,000, plus an amount equal to the exercise price of any options exercised since April 15, 2006.

        "New Shareholders' Agreement" shall have the meaning ascribed to it in Section 7.2(h).

        "Notary" shall mean Mr. Hendrik ten Voorde (civil law notary) or his/her substitute from Lexence N.V., in Amsterdam, the Netherlands.

        "Notice of Relationship" shall have the meaning ascribed to it in Section 12.7(b)(iii).

        "Notified Party" shall have the meaning ascribed to it in Section 12.7(b)(iii).

        "Notifying Party" shall have the meaning ascribed to it in Section 12.7(b)(iii).

        "Option and Warrant Holders" shall have the meaning ascribed to it in Section 1.1(c).

        "Options" shall have the meaning ascribed to it in Section 3.7.

        "Ordinary Shares" shall have the meaning ascribed to it in Section 3.7.

        "Other Option and Warrant Holders" shall have the meaning ascribed to it in Section 1.1(c).

        "Other Sellers" shall mean the Sellers other than the Financial Institution Sellers.

        "Parties" shall mean Purchaser and Sellers.

        "Per Share Amount" shall have the meaning ascribed to it in Section 1.3(b).

        "Person" shall mean a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

        "Pre-Closing Period" shall have the meaning ascribed to it in Section 10.4.

        "Preferred Shares" shall have the meaning ascribed to it in Section 3.2.

        "Proceeding" shall mean any claim, action, suit, dispute or legal, administrative, arbitration or other alternative dispute resolution proceeding or investigation (whether civil, criminal, administrative or other).

        "Purchase Price" shall have the meaning ascribed to it in Section 1.2.

        "Purchaser" shall have the meaning ascribed to it in the recitals.

        "Purchaser Assets" shall have the meaning ascribed to it in Section 5.11(b).

        "Purchaser Balance Sheet" shall mean the most recent audited balance sheet of Purchaser included in the Purchaser Financial Statements.

        "Purchaser Balance Sheet Date" shall mean the date of the Purchaser Balance Sheet.

        "Purchaser Disclosure Schedule" shall have the meaning ascribed to it in ARTICLE V.

        "Purchaser Financial Statements" shall have the meaning ascribed to it in Section 5.7(a).

        "Purchaser Indemnified Persons" shall mean Purchaser and each of its Affiliates.

        "Purchaser Losses" shall have the meaning ascribed to it in Section 9.1(a).

        "Purchaser Securities" means the Purchaser Shares (including the Purchaser Shares issuable upon conversion of the Convertible Subordinated Debentures and upon the exercise of the Liquidity Agreements), the Convertible Subordinated Debentures, the Company Preferred Stock and the Liquidity Agreements.

        "Purchaser Shares" shall mean the ordinary shares in the share capital of Purchaser.

        "Purchaser Subsidiary" shall mean, with respect to Purchaser, any other Person, of which Purchaser (either alone or through or together with any other Purchaser Subsidiary) owns, directly or indirectly, a majority of the outstanding equity securities or securities carrying a majority of the voting power in the election of the board of directors or other governing body of such Person.

        "Registered Intellectual Property" shall mean any Intellectual Property that are registered, filed, or issued under the authority of, with or by any Governmental Entity, including in particular all patents, registered copyrights, domain names, company name and registered trademarks and all applications for any of the foregoing.

        "Repurchase FMV" shall mean, with respect to any share of Purchaser Stock or any Convertible Subordinated Debentures, (i) for the first twelve months after the Initial Closing, U.S. $9.15 per share or per Convertible Subordinated Debenture or U.S. $183.00 per share of Company Preferred Stock, and (x) thereafter the fair market value per ordinary share of Purchaser (or the fair market value of 20 ordinary shares of Purchaser, in the case of shares of Company Preferred Stock), which, if Purchaser shall not have consummated an initial public offering, will be the exercise price of the most recent options granted to Purchaser's employees; provided, however, that in the event that the aggregate number of shares and debentures to be repurchased exceeds 100,000 with respect to any repurchase and the Guarantors' Representative disagrees with such value, the parties shall retain an independent investment bank, valuation firm or accounting firm as determined as follows: First, the Guarantors' Representative shall recommend 3 firms to conduct the valuation and the Purchaser may select one of them, Second, if the Purchaser does not select one of these firms, the Purchaser shall recommend 3 firms to conduct the valuation and the Guarantors Representative may select one of them, Third, if the parties have not otherwise agreed, then the parties will designate a neutral arbiter to make the decision which firm to select, based upon the firms that each had recommended; if the parties cannot reach agreement on a neutral arbiter, they will each select one neutral arbiter, experienced in financial matters, that participates in the resolution of similar disputes and has no financial relationship to the parties, and the two neutral arbiters will select a third neutral arbiter, and the panel of 3 arbiters will select which firm to use for the valuation, based upon majority vote.

        "Requirements of Law" shall mean any domestic, foreign or international constitution; law, ordinance, judgment, order, decree, injunction, permit, statute, treaty, rule or regulation, or determination of (or an agreement with) an arbitrator.

        "Securities Act" means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

        "Seller Indemnified Persons" shall mean Sellers and their Affiliates.

        "Seller Losses" shall have the meaning ascribed to it in Section 9.3(a).

        "Sellers" shall have the meaning ascribed to it in Section 1.1.

        "Sellers Disclosure Schedule" shall have the meaning ascribed to it in Article III.

        "Sellers' Representatives" shall have the meaning ascribed to it in Section 12.8(a).

        "Selling Initial Seller" shall have the meaning ascribed to it in Section 1.3(c).

        "Shares" shall have the meaning ascribed to it in Section 1.1.

        "Software" shall mean all computer programs (whether in source code or object code form and including, without limitation, any and all software implementations of algorithms, models and methodologies), and all data bases, compilations and documentation (including, without limitation, user, operator, and training manuals) related to the foregoing, that are owned, licensed, leased or otherwise used in the business of the Company or any of Company Subsidiaries.

        "Sold Shares" shall have the meaning ascribed to it in Section 1.3(c).

        "Subsequent Closing" shall have the meaning ascribed to it in Section 2.2.

        "Subsequent Closing Date" shall mean the date the Subsequent Closing occurs.

        "Tax" or "Taxes" shall mean all taxes, tariffs, charges, fees, duties, levies, penalties or other assessments imposed, assessed or collected by or under the authority of any Governmental Entity, including without limitation income, gross receipts, excise, property, sales, gain, use, license, custom duty, unemployment, capital stock, transfer, franchise, payroll, retirement, withholding, social security, minimum estimated, profit, gift, estate, real estate, severance, value added, disability, premium, recapture, credit, occupation, service, leasing, employment, stamp, CSG, CRDS, prélèvement social, contribution additionnelle au prélèvement social, précompte, prélèvement exceptionnel sur les distributions de dividendes and other taxes, and shall include interest, fines, penalties or additions attributable thereto or attributable to any failure to comply with any requirement regarding Tax Returns or Tax Regulations.

        "Tax Claim" shall mean any claim from any Governmental Entity with respect to any and all Taxes imposed upon the Company and its Subsidiaries relating to the operations of the Company and its Subsidiaries prior to the Closing Date (other than any amount for Taxes specifically identified and reflected as a liability for unpaid Taxes on the Company Balance Sheet).

        "Tax Regulations" shall mean any Tax or custom law, statute, decree, ordinance, rule, order or other text of application of the said law applicable in a given country as well as any international treaty (including the derivative law—directive, regulations or others—of this treaty).

        "Tax Return" shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any such document prepared on a consolidated, combined or unitary basis and also including any schedule or attachment thereto, and including any amendment thereof.

        "Third Party Intellectual Property" means Intellectual Property owned by any third party and used by the Company or Company Subsidiaries in the conduct of their business.

        "Transactions" shall mean all the transactions provided for or contemplated by this Agreement.

        "Transfer Taxes" shall mean all sales (including bulk sales), use, transfer, recording, ad valorem, privilege, documentary, gains, gross receipts, registration, conveyance, excise, license, stamp, duties or similar Taxes and fees.

        "Warrants" shall have the meaning ascribed to it in Section 3.2.

        Section 11.2 Interpretation

        (a)   The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        (b)   When a reference is made in this Agreement to a section or article, such reference shall be to a section or article of this Agreement unless otherwise clearly indicated to the contrary.

        (c)   Whenever the words "include", "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation."

        (d)   The words "hereof", "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified.

        (e)   The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

        (f)    A reference to any party to this Agreement or any other agreement or document shall include such party's successors and permitted assigns.

        (g)   A reference to any legislation or to any provision of any legislation shall include any amendment to, and any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.

        (h)   As used in this Agreement, any reference to any event, change or effect being material or having a material adverse effect on or with respect to any entity (or group of entities taken as a whole) means such event, change or effect is materially adverse to (i) the prospects, consolidated financial condition, businesses or results of operations of such entity or (ii) the ability of such entity (or group) to consummate the Transactions.

        (i)    The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

ARTICLE XII

MISCELLANEOUS

        Section 12.1 Fees and Expenses

        All costs and expenses incurred in connection with this Agreement and the consummation of the Transactions shall be paid by the party incurring such expenses, except as specifically provided to the contrary in this Agreement and except as follows:

        (a)   Except to the extent provided in paragraph (c) below, Sellers shall bear (and shall reimburse the Company at or prior to the Closing for all legal, accounting and other fees and expenses incurred by the Company and each of Company Subsidiaries in connection with the negotiation, execution and closing of the Transactions (the "Sellers' Transaction Expenses");

        (b)   Except to the extent provided in paragraph (c) below, all Transfer Taxes arising out of, in connection with or attributable to the transactions effected pursuant to this Agreement shall be borne and paid equally by the Sellers and the Purchaser. The Transfer Tax payor shall prepare and timely file all relevant Tax Returns required to be filed in respect of such Transfer Tax, pay the Transfer Tax shown on such Tax Return, and notify the other parties in writing of the Transfer Tax shown on such Tax Return and how such Transfer Tax was calculated, (including the Company and if the Transfer Tax payor is Purchaser or its Affiliates (including the Company Subsidiaries after the Closing Date), Sellers shall reimburse the Transfer Tax payor for the amount of such Transfer Tax in immediately available funds within ten (10) Business Days of receipt of such notice; and

        (c)   If the amount of Closing Date Cash exceeds the Minimum Closing Date Cash, the Purchaser shall pay a portion of the Sellers' Transaction Expenses equal to (1) the difference between (i) the amount of the Closing Date Cash, minus (ii) the Minimum Closing Date Cash; provided, however, that in no event will such payment exceed U.S. $2,500,000 and (2) the Purchaser shall pay the Transfer Taxes to be paid by Sellers up to any amount in excess of the U.S. $2,500,000 limit described in the previous clause. These payments will be made at the latest 30 days after the Initial Closing.

        Section 12.2 Amendment and Modification

        This Agreement may be amended, modified and supplemented in any and all respects, but only by a written instrument signed by all of the parties hereto expressly stating that such instrument is intended to amend, modify or supplement this Agreement.

        Section 12.3 Notices

        All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally, telecopied (which telecopy shall be confirmed and followed by a copy of such notice by overnight courier service) or sent by an overnight courier service, such as Federal Express, to the Purchaser or to the Sellers' Representatives at the following addresses (or at such other address for a party as shall be specified by such party by like notice):

if to Purchaser, to:

    Paradigm Geotechnology B.V.
    Two Memorial City Plaza
    820 Gessner, Suite 400
    Houston, Texas 77024
    United States of America
    Attention: Chief Financial Officer, General Counsel
    Facsimile:

    With a copy to:

    Paradigm Geotechnology B.V.
    Telestone—Teleport
    Naritaweg 165
    1043 BW Amsterdam
    The Netherlands

    with a copy to:

      Skadden, Arps, Slate, Meagher & Flom LLP
      300 South Grand Avenue, Suite 3400
      Los Angeles, California 90071
      United States of America
      Attention: Casey T. Fleck
      Facsimile: +1-213-687-5600

if to Sellers' Representatives, to:

    The Financial Institution Sellers' Representative:

    Galiléo Partners
    106, rue de 1'Université
    75007 Paris
    France
    Attention: François Duliège
    Facsimile: +33 1 53 59 92 00

    The Other Investors' Representative:

    Pascal Le Melinaire
    4 Montagu Mews West
    London W1H 2EE

    with a copy to:

      Fried, Frank, Harris, Shriver & Jacobson LLP
      5, Boulevard de la Tour-Maubourg
      75007 Paris,
      France
      Attention: David Chijner
      Facsimile: + 33 1 40 62 22 29

if to Guarantors' Representative, to:

    The Guarantors' Representative:

    Pascal Le Melinaire
    4 Montagu Mews West
    London W1H 2EE

    with a copy to:

      Fried, Frank, Harris, Shriver & Jacobson LLP
      5, Boulevard de la Tour-Maubourg
      75007 Paris,
      France
      Attention: David Chijner
      Facsimile: + 33 1 40 62 22 29

        Section 12.4 Entire Agreement; No Third Party Beneficiaries

        This Agreement (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and (b) is not intended to confer any rights or remedies hereunder upon any Person other than the Parties hereto.

        Section 12.5 Severability

        Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the Parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

        Section 12.6 Governing Law

        This Agreement shall be exclusively governed in all respects by the laws of the State of New York, United States of America, without regard to principles of conflicts of law.

        Section 12.7 Disputes Resolution

        Any dispute, controversy or claim arising out of or in connection with this Agreement or the breach, termination or validity thereof (the "Dispute") shall be resolved in accordance with the dispute resolution procedures set forth in this Section 12.7. Notwithstanding the foregoing, (i) the Parties may at any time seek injunctive or equitable relief from a court of competent jurisdiction, and (ii) nothing herein shall prevent a Party from defending any claim, or pursuing a counterclaim, in proceedings in court or otherwise initiated by a third party.

        (a)   Negotiations by senior management

            (i)  In the event of a Dispute among the Parties, the Parties will endeavor to reach a satisfactory solution by referring the Dispute to the senior management of Purchaser and the Seller's Representatives. For this purpose, Representatives of each disputing Party shall reduce the main background information and contended issues to a written report, which report or reports will be submitted to senior management of Purchaser and the Seller Representatives.

           (ii)  After receiving the written report or reports pursuant to Section 12.7(a)(i), the senior management of Purchaser and the Seller's Representatives will meet as soon as possible, on no less than seven (7) days' written notice, unless specifically agreed otherwise. The senior management of Purchaser and the Seller's Representatives shall examine the arguments given in the written reports as well as any other submissions by each disputing Party, and shall, if the Dispute cannot be resolved immediately, agree to convene for further negotiations aimed at resolving the Dispute.

          (iii)  Should the senior management of Purchaser and the Seller's Representatives be unable to resolve the Dispute within twenty-one (21) days, any disputing Party may, by submission of a Request for Arbitration to the ICC Secretariat, copied to the other disputing Party or Parties, submit the Dispute to binding arbitration in accordance with Section 12.7(b).

        (b)   Binding arbitration

            (i)  If a Dispute remains unresolved after the discussions of the senior management of Purchaser and the Seller's Representatives in accordance with Section 12.7(a), or if disputing Party fails to comply with any of the time periods set forth in Section 12.7(a), the Parties agree that upon submittal of a Request for Arbitration by any disputing Party, all such Disputes shall be finally settled by binding arbitration, pursuant to the Rules of Arbitration (the "Rules") of the International Chamber of Commerce (the "ICC").

           (ii)  If the amount in controversy in any Dispute is less than five million U.S. dollars (U.S. $5,000,000), the arbitration shall be conducted by one independent arbitrator, appointed by the ICC, which arbitrator shall be a member of a bar, or a professor of law, fluent in English and French.

          (iii)  If the amount in controversy in any Dispute is five million U.S. dollars (U.S. $5,000,000) or more, or (unless otherwise agreed by the disputing Parties) if the amount in controversy is not clear at the outset of the proceedings, the arbitration shall be conducted by three (3) arbitrators who are to be appointed in accordance with the said Rules and who shall be members of a bar, or professors of law, fluent in English and French. Where there are only two Parties to the Dispute, one arbitrator shall be nominated by each of those Parties for confirmation by the ICC Court in accordance with the ICC Rules. Where there are more than two Parties to the Dispute, whether as Claimant or as Respondent, the multiple Claimants, jointly, and the multiple Respondents, jointly, shall nominate an arbitrator for confirmation by the ICC Court in accordance with the ICC Rules. In the absence of such a joint nomination and where all Parties are unable to agree to a method for the constitution of the arbitral tribunal, the ICC Court may appoint each member of the arbitral tribunal pursuant to Article 10(2) of the ICC Rules. In any case, the third arbitrator, who shall act as the chairman of the tribunal, shall be nominated by agreement of the two party-appointed arbitrators within fourteen days of the confirmation of the appointment of the second arbitrator, or in default of such agreement, appointed by the ICC Court.

          (iv)  The seat of arbitration shall be London, England. The arbitration hearing shall be held in such city as may be agreed by the Parties, provided that if the Parties do not agree upon any city within thirty (30) days after submission of the Request for Arbitration referred to in Section 12.7(a)(iii), the arbitration hearing shall be held in London, England. The hearing will be held at a site in such city to be determined by the sole arbitrator or by a majority of the arbitrators (as the case may be), following consultation with the Parties. The arbitration proceedings shall be held in the English language; provided, however, that the Parties shall be entitled to adduce original written evidence in French without any translation and provided further that witnesses will be entitled to express themselves in either English or French (or both), but there shall be a simultaneous translation of any French testimony into English.

           (v)  The arbitration hearing shall be concluded within thirty (30) days of the commencement of the hearing unless otherwise ordered by the sole arbitrator or a majority of the arbitrators, as the case may be, on compelling grounds, and the award thereon or decision with respect thereto shall be made as soon as possible after the close of the submission of evidence. Arbitration demanded hereunder by any Party shall be final and binding on the Parties, and the Parties agree that leave to appeal under Section 69(1) or an application for the determination of a preliminary point of law under Section 45 of the Arbitration Act 1996 may not be sought with respect to any question of law arising from or in connection with an arbitration or any award. The decision, arbitration order and relief agreed upon in writing by the sole arbitrator, or by any two or more of the arbitrators (in the case of a three-member panel) shall be deemed the arbitrators' decision for all purposes hereof. If there is no majority in respect of a decision of a three-person arbitration panel, then the decision of the arbitrator not appointed by any Party shall control. The references herein to the arbitration panel shall also be deemed to refer to the single arbitrator where a panel is not being used hereunder, and all references to decisions, orders, awards and relief granted by the panel of arbitrators shall mean the decision, order, award or relief agreed upon in writing by the required number of members of the panel, as indicated.

          (vi)  The Parties agree that the arbitration panel may render and the Parties shall abide by any interim ruling that the arbitration panel deems necessary or prudent regarding discovery, summary proceedings, or other pre-hearing matters.

         (vii)  The decision of the arbitration panel shall be final and binding on all Parties, and judgment on the award of the arbitration panel may be entered by any court having jurisdiction thereof.

        (viii)  Any costs or other expenses, including reasonable attorneys' fees and costs incurred by the successful Party, arising out of or occurring because of the arbitration proceedings may be assessed against the unsuccessful Party, borne equally, or assessed in any manner within the discretion of the arbitration panel and shall be included as part of any order or decision rendered by the arbitration panel.

          (ix)  Third parties dealing with any Party shall be entitled to fully rely on any written arbitration order or decision with regard to the matters addressed therein, whether or not such arbitration order or decision has been confirmed or adopted by a court, or incorporated in any order of any court.

        Section 12.8 Sellers' Representatives and Guarantors' Representative

        (a)   The Other Sellers hereby authorize, direct and appoint Pascal Le Melinaire and, the Financial Institution Sellers hereby authorize, direct and appoint Galiléo Partners, to act as sole and exclusive agent, attorney-in-fact and Representatives of the Sellers (each, a "Sellers' Representatives"), with full power of substitution with respect to all matters under this Agreement, including, without limitation, determining, giving and receiving notices and processes hereunder, entering into any amendment or modification hereof, contesting and settling any and all claims for indemnification against the Sellers pursuant to this Agreement hereof or resolving any other disputes hereunder. Any such actions taken, exercises of rights, power or authority, and any decision or determination made by the Sellers' Representatives consistent therewith, shall be absolutely and irrevocably binding on each Seller as if such Seller personally had taken such action, exercised such rights, power or authority or made such decision or determination in such Seller's individual capacity. Notwithstanding anything to the contrary contained in this Agreement, any action required to be taken by the Sellers hereunder or any action which Sellers, at their election, have the right to take hereunder, shall be taken only by the Sellers' Representatives and no Seller acting on its own shall be entitled to take any such action. All deliveries and payments to be made by the Purchaser to any Seller hereunder shall be made exclusively to the Sellers' Representatives on behalf of the Sellers and any delivery or payment so made to the Sellers' Representatives shall constitute full performance of the obligations hereunder of the Purchaser to the Sellers. The Purchaser shall not be liable for allocation of particular deliveries and payments among the Sellers. Prior to the date hereof, each Seller has provided the Purchaser with a true and correct copy of the instrument or other document pursuant to which the Other Sellers have appointed Pascal Le Melinaire and, the Financial Institution Sellers have appointed Galiléo Partners to act as the Sellers' Representatives and such instrument or other document is in full force and effect and has not been rescinded, revoked, modified or otherwise amended.

        (b)   The provisions of this Section 12.8 shall in no way impose any obligations on the Purchaser. In particular, notwithstanding any notice received by the Purchaser to the contrary (except any notice of the appointment of a successor Sellers' Representatives approved by the Purchaser) and absent bad faith or willful misconduct, Purchaser (i) shall be fully protected in relying upon and shall be entitled to rely upon, shall have no liability to the Sellers with respect to, actions, decisions and determinations of the Sellers' Representatives and (ii) shall be entitled to assume that all actions, decisions and determinations of the Sellers' Representatives are fully authorized by all of the Sellers.

        (c)   The Sellers' Representatives shall not be liable to any of Sellers or any of their respective Affiliates for any decisions made or actions taken by the Sellers' Representatives. Each of the Sellers agrees, severally, but not jointly, in proportion to the Purchase Price received by such Seller, to indemnify the Sellers' Representatives from and against any losses that the Sellers' Representatives may incur as a result of his acting as the Sellers' Representatives hereunder or in connection with the performance of any of his duties hereunder to the fullest extent permitted by applicable law, except to the extent that such losses are caused by actions taken by, or omitted to be taken by, the Sellers' Representatives in bad faith.

        (d)   The Guarantors hereby authorize, direct and appoint Pascal Le Melinaire to act as sole and exclusive agent, attorney-in-fact and Representatives of the Guarantors (the "Guarantors' Representative"), with full power of substitution with respect to all matters under this Agreement, including, without limitation, determining, giving and receiving notices and processes hereunder, entering into any amendment or modification hereof, contesting and settling any and all claims for indemnification against the Guarantors pursuant to this Agreement or resolving any other disputes hereunder.

        Section 12.9 Parties' Right of Offset

        Each of the Parties hereto hereby agrees that, any Party shall have the right to offset any obligation incurred by one Party towards another Party in relation to this Agreement against any other obligation incurred by another Party in relation to this Agreement.

        Section 12.10 Extension; Waiver

        At any time prior to the Closing Date, the Parties may (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties of the other Parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance by the other Parties with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of any Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

        Section 12.11 Election of Remedies

        Neither the exercise of nor the failure to exercise a right of set-off or to give notice of a claim under this Agreement will constitute an election of remedies or limit Purchaser or any of the Purchaser Indemnified Persons in any manner in the enforcement of any other remedies that may be available to any of them, whether at law or in equity.

        Section 12.12 Assignment

        Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties hereto (whether by operation of law or otherwise) without the prior written consent of the other Parties, except that Purchaser may assign, in its sole discretion, any or all of its rights and interests hereunder to any direct or indirect wholly owned subsidiary of Purchaser. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

        Section 12.13 Company Data Room

        A copy of the agreements and documents listed, or otherwise referred to, in the Sellers Disclosure Schedule and the Guarantors Disclosure Schedule has been recorded at the date hereof on a CD-Rom in presence of Mr. Emery in his capacity as bailiff (huissier) who has put such CD-Rom under seal. In the event of an indemnification claim under Article IX of this Agreement, each of the parties hereto shall be entitled to consult the copy of the documents recorded on such CD Rom.

        Section 12.14 Financial Consolidation

        The Parties agree that Purchaser can begin consolidating the Company for accounting purposes effective as of August 1, 2006, or as of September 1, 2006, at Purchaser's discretion.

PARADIGM GEOTECHNOLOGY B.V.
By:	/s/ SHAI BUBER
Name:	Shai Buber
Title:	Attorney-in-Fact

PARADIGM GEOTECHNOLOGY HOLDINGS B.V.
By:	/s/ ILLEGIBLE
Name:
Title:

[Signature Page to Amended & Restated SPCA]

SELLERS
PASCAL LE MELINAIRE		MAGALI LECOUR
By:	/s/ PASCAL LE MELINAIRE	By:	/s/ PASCAL LE MELINAIRE*

JULIEN ALAPETITE		DIDIER DONNER
By:	/s/ PASCAL LE MELINAIRE*	By:	/s/ PASCAL LE MELINAIRE*

JACQUES FORESTIER		ETIENNE CHERRIER
By:	/s/ PASCAL LE MELINAIRE*	By:	/s/ PASCAL LE MELINAIRE*

ISABELLE CONREAUX		BRUNO LEVY
By:	/s/ PASCAL LE MELINAIRE*	By:	/s/ PASCAL LE MELINAIRE*

KARINE AIT ETTAJER		RICHARD COGNOT
By:	/s/ PASCAL LE MELINAIRE*	By:	/s/ PASCAL LE MELINAIRE*

NATHALIE DULAC		PHILIPPE PLUYAUD
By:	/s/ PASCAL LE MELINAIRE*	By:	/s/ PASCAL LE MELINAIRE*

ARBEN SHTUKA		OLIVIER MARIEZ
By:	/s/ PASCAL LE MELINAIRE*	By:	/s/ PASCAL LE MELINAIRE*

JEAN-LAURENT MALLET		JOEL CONRAUD
By:	/s/ JEAN-LAURENT MALLET	By:	/s/ PASCAL LE MELINAIRE*
*Signed as Attorney-in-Fact

JEAN-CLAUDE DULAC		ELISABETH MOUILLIE
By:	/s/ PASCAL LE MELINAIRE*	By:	/s/ PASCAL LE MELINAIRE*

THIERRY VALENTIN		JEAN-LOUIS MALLET
By:	/s/ PASCAL LE MELINAIRE*	By:	/s/ PASCAL LE MELINAIRE*

TAOUFIK AIT ETTAJER		AGNES MALLET
By:	/s/ PASCAL LE MELINAIRE*	By:	/s/ PASCAL LE MELINAIRE*

FABIEN BOSQUET		LAURE MALLET
By:	/s/ PASCAL LE MELINAIRE*	By:	/s/ PASCAL LE MELINAIRE*

DANIELLE MALLET		ANTOINE SAMAHA
By:	/s/ DANIELLE MALLET	By:	/s/ PASCAL LE MELINAIRE*

LOUIS COCCIOLONE		STEPHANE CONREAUX
By:	/s/ PASCAL LE MELINAIRE*	By:	/s/ PASCAL LE MELINAIRE*

BERNADETTE ARBEY		ALEXANDRE HUGO
By:	/s/ PASCAL LE MELINAIRE*	By:	/s/ PASCAL LE MELINAIRE*

ISABELLE MAHE		MATHIEU QUINQUET
By:	/s/ PASCAL LE MELINAIRE*	By:	/s/ PASCAL LE MELINAIRE*
*Signed as Attorney-in-Fact

FRANCOIS LAFERRIERE		DAMIEN THENIN
By:	/s/ PASCAL LE MELINAIRE*	By:	/s/ PASCAL LE MELINAIRE*

YANNICK BOISSEAU		NICOLAS HEUZE
By:	/s/ PASCAL LE MELINAIRE*	By:	/s/ PASCAL LE MELINAIRE*

PHILIPPE LAMY		ALEXANDRA CACHEUX
By:	/s/ PASCAL LE MELINAIRE*	By:	/s/ PASCAL LE MELINAIRE*

FCPR GALILEO III		MATIGNON TECHNOLOGIES
By:	/s/ [ILLEGIBLE]	By:	/s/ [ILLEGIBLE]
Name:	[ILLEGIBLE]	Name:	[ILLEGIBLE]
Title:		Title:

ROTSCHILD GESTION		BLUE INSIDER
By:	/s/ [ILLEGIBLE]	By:	/s/ [ILLEGIBLE]
Name:	[ILLEGIBLE]	Name:	[ILLEGIBLE]
Title:		Title:

FCPR R CAPITAL TECHNOLOGIES

FCPR R CAPITAL DRIVE TECHNOLOGIES
*Signed as Attorney-in-Fact

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TABLE OF CONTENTS
ARTICLE I PURCHASE AND SALE OF SHARES
ARTICLE II THE CLOSING
ARTICLE III REPRESENTATIONS AND WARRANTIES OF GUARANTORS
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF SELLERS AND THE MALLETS
ARTICLE V REPRESENTATIONS AND WARRANTIES OF PURCHASER
ARTICLE VI COVENANTS
ARTICLE VII CONDITIONS
ARTICLE VIII TERMINATION
ARTICLE IX INDEMNIFICATION
ARTICLE X TAX MATTERS
ARTICLE XI DEFINITIONS AND INTERPRETATION
ARTICLE XII MISCELLANEOUS